PURCHASE AND SALE AGREEMENT
between
SOUTHERN UNION COMPANY,
PLAZA MISSOURI ACQUISITION, INC.
and
THE LACLEDE GROUP, INC.
(SOLELY FOR PURPOSES OF SECTION 13.19)

Dated as of December 14, 2012

TABLE OF CONTENTS
ARTICLE I DEFINITIONS1
Section 1.1Certain Defined Terms    1
Section 1.2Other Defined Terms    13
ARTICLE II PURCHASE AND SALE15
Section 2.1Purchase and Sale of Assets    15
Section 2.2Assumed Liabilities    15
Section 2.3Retained Liabilities    16
Section 2.4Condition on Assignment or Assumption of Contracts and Rights    17
Section 2.5Settlement of Intercompany Accounts    17
ARTICLE III PURCHASE PRICE18
Section 3.1Purchase Price    18
Section 3.2Adjustment to Estimated Purchase Price    18
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER19
Section 4.1Organization, Existence and Qualification    19
Section 4.2Authority Relative to this Agreement and Binding Effect    19
Section 4.3Governmental and Other Required Consents    20
Section 4.4Financing    20
Section 4.5Filings    20
Section 4.6Brokers    21
Section 4.7Litigation    21
Section 4.8Independent Investigation    21
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER21
Section 5.1Organization, Existence and Qualification    21
Section 5.2Authority Relative to this Agreement and Binding Effect    22
Section 5.3Governmental and Other Required Consents    22
Section 5.4Title to Assets; Encumbrances    22
Section 5.5Financial Statements    23
Section 5.6Compliance with Legal Requirements; Governmental Permits    23
Section 5.7Legal Proceedings; Outstanding Orders    23
Section 5.8Taxes    24
Section 5.9Intellectual Property    24
Section 5.10Personal Property    24
Section 5.11Material Contracts    25
Section 5.12Employee Benefit Matters    25
Section 5.13Employee and Labor Matters    27
Section 5.14Environmental Matters    29
Section 5.15Absence of Certain Changes or Events    30
Section 5.16Regulatory Matters    30
Section 5.17Brokers    31

Section 5.18Disclaimer    31
Section 5.19Insurance    31
Section 5.20Absence of Undisclosed Liabilities    31
Section 5.21Sufficiency of Assets    32
Section 5.22Filings    32
ARTICLE VI COVENANTS32
Section 6.1Covenants of Seller    32
Section 6.2Covenants of Buyer    36
Section 6.3Reasonable Best Efforts; Governmental Filings    37
Section 6.4Seller Marks    39
Section 6.5Acknowledgment by Buyer    39
Section 6.6Continuing Services    39
Section 6.7Risk of Loss    40
Section 6.8Outstanding Payments and Bank Accounts    40
Section 6.9Financing    41
Section 6.10Financing Cooperation    43
ARTICLE VII CONDITIONS PRECEDENT45
Section 7.1Seller’s Conditions Precedent to Closing    45
Section 7.2Buyer’s Conditions Precedent to Closing    46
ARTICLE VIII CLOSING48
Section 8.1Closing    48
ARTICLE IX TERMINATION49
Section 9.1Termination Rights    49
Section 9.2Limitation on Right to Terminate; Effect of Termination    50
ARTICLE X EMPLOYEE MATTERS51
Section 10.1Employee Agreement    51
ARTICLE XI TAX MATTERS51
Section 11.1Purchase Price Allocation    51
Section 11.2Cooperation with Respect to Like-Kind Exchange    51
Section 11.3Transaction Taxes    52
Section 11.4Real and Personal Property Taxes    52
Section 11.5Other Taxes    53
Section 11.6Straddle Period    53
Section 11.7Cooperation on Tax Matters    53
Section 11.8Tax Returns    54
Section 11.9Effect of Indemnity Payments    54
Section 11.10Survival of Obligations    54
ARTICLE XII INDEMNIFICATION54
Section 12.1Indemnification by Seller    54

Section 12.2Indemnification by Buyer    55
Section 12.3Limitations on Seller’s Liability    55
Section 12.4Limitation on Buyer’s Liability    57
Section 12.5Claims Procedure    57
Section 12.6Exclusive Remedy    59
ARTICLE XIII GENERAL PROVISIONS59
Section 13.1Expenses    59
Section 13.2Notices    59
Section 13.3Assignment    61
Section 13.4Successor Bound    61
Section 13.5Governing Law    61
Section 13.6Construction of Agreement    61
Section 13.7Publicity    62
Section 13.8Waiver    62
Section 13.9Parties in Interest    62
Section 13.10Section and Paragraph Headings    62
Section 13.11Amendment    62
Section 13.12Entire Agreement    62
Section 13.13Counterparts    63
Section 13.14Severability    63
Section 13.15Consent to Jurisdiction    63
Section 13.16Enforcement    63
Section 13.17Waiver of Jury Trial    64
Section 13.18Time of Essence    64
Section 13.19Guarantee    64
Section 13.20Financing Sources    64

LIST OF EXHIBITS
Exhibit 6.6    Form of Continuing Services Agreement
Exhibit 10.1    Employee Agreement
LIST OF SCHEDULES
Schedule 1.1(a)    Base Statement
Schedule 1.1(b)    Certain Excluded Assets
Schedule 1.1(c)    Permits
Schedule 2.2(b)(ii)    Capital Expenditure Projects
Schedule 4.3    Buyer’s Governmental and Other Required Consents
Schedule 4.6    Brokers
Schedule 5.2    Seller’s Authority
Schedule 5.3    Seller’s Governmental and Other Required Consents
Schedule 5.4(a)    Encumbrances
Schedule 5.4(b)(i)    Owned Real Property
Schedule 5.4(b)(ii)    Leases
Schedule 5.4(c)(i)    Easements with Encumbrances
Schedule 5.4(c)(ii)    Easements
Schedule 5.5    Financial Statements
Schedule 5.6    Compliance with Legal Requirements; Governmental Permits
Schedule 5.7    Legal Proceedings; Outstanding Orders
Schedule 5.8    Taxes
Schedule 5.9    Intellectual Property
Schedule 5.11    Material Contracts
Schedule 5.12(a)    Employee Plans
Schedule 5.12(c)    Reportable Events
Schedule 5.12(d)    Employee Plan Contributions
Schedule 5.12(i)(A)     Post-Retirement Welfare Benefits
Schedule 5.12(k)    Severance or Other Compensation
Schedule 5.12(m)    Benefit Plans
Schedule 5.13(a)    Labor Agreements
Schedule 5.13(c)    Labor Matters
Schedule 5.14(a)    Environmental Matters
Schedule 5.15(a)    Absence of Certain Changes or Events
Schedule 5.16(a)    Regulatory Matters
Schedule 5.17    Brokers
Schedule 5.19(a)    Seller’s Insurance
Schedule 5.20    Absence of Undisclosed Liabilities
Schedule 5.21(a)    Sufficiency of Assets
Schedule 5.21(b)    Location of Assets
Schedule 6.1    Conduct of the Business Prior to the Closing Date
Schedule 6.2(b)    Seller Guarantees and Surety Instruments
Schedule 6.3(c)(i)    MPSC Application

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 14th day of December, 2012, by and between SOUTHERN UNION COMPANY, a Delaware corporation (“Seller”), Plaza Missouri Acquisition, Inc., a Missouri corporation, and, solely for purposes of Section 13.19, The Laclede Group, Inc., a Missouri corporation. Capitalized terms used herein shall have the meanings ascribed to them in Article I, unless otherwise provided.
W I T N E S S E T H :
WHEREAS, Seller owns all of the Assets;
WHEREAS, Seller operates the Business through its Missouri Gas Energy division; and
WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Assets owned by Seller, subject in all respects to the provisions of this Agreement.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I (such definitions to be equally applicable to both the singular and plural forms of the terms defined):
“Affiliates” — shall have the following meaning: entities shall be deemed “Affiliated” as to each other to the extent (i) one of the entities directly or indirectly controls the other, or the direct or indirect control of one of the entities is exercised by the officers, directors, stockholders, or partners of the other entity (whether or not such persons exercise such control in their capacities as officers, directors, stockholders, or partners) or (ii) is deemed to be an Affiliate under existing statutes or regulations of the SEC.
“Assets” — means all of the assets, properties, rights, claims, contracts and interests of every type and description, real, personal or mixed, tangible and intangible, owned by Seller directly, or indirectly through any Affiliate of Seller, and relating primarily to the Business, other than the Excluded Assets or as otherwise noted in clauses (a) through (p) of this definition.
Without in any way limiting or expanding the foregoing, the Assets shall include all right, title and interest of Seller and its Affiliates in, to and under the following:
(a)    all Real Property;
(b)    all tangible personal property, including machinery, mobile and immobile equipment, furniture, furnishings, vehicles, tools, tooling, dies, stores, parts, supplies and other tangible personal property that is either (x) located on the Real Property or (y) primarily related to the Business;
(c)    the Assumed Contracts, including all rights to receive goods and services purchased pursuant to such Contracts and to assert claims and take other actions in respect of breaches or other violations thereof;
(d)    all Permits (to the extent transferable, giving effect to the parties’ obligations hereunder as to Consents) held by Seller or any of its Affiliates that are used (not limited to those Permits that are primarily used), required or necessary for the lawful ownership or operation of the Business as currently conducted or the ownership or use of the Assets (including the Permits listed on Schedule 1.1(c));
(e)    any intellectual property relating primarily to the Business, including the name “Missouri Gas Energy” (but not the sunburst trademark);
(f)    all books and records relating primarily to the Business;
(g)    all rights under express or implied warranties relating to any other Assets or Assumed Liabilities transferred hereunder (not limited to those warranties that are primarily related to the Business) from suppliers to the Business;

(h)    inventory related primarily to the Business;
(i)    all Regulatory Assets;
(j)    all credits, petty cash held locally for the benefit of the Business, prepaid expenses, advance payments, deposits, escrows and prepaid items, including prepaid interest and deposits with lessors, suppliers or utilities, which arise from or relate primarily to the Business;
(k)    accounts receivable arising out of or related to the conduct of the Business, including any payments received by Seller or any of its Affiliates with respect thereto after the Closing Date, and unpaid interest accrued on any accounts receivable and any security or collateral relating thereto;
(l)    promotional and advertising materials relating primarily to the Business, including all catalogs, brochures, plans, customer lists, supplier lists, manuals, handbooks, equipment and parts lists, and dealer and distributor lists, to the extent that any of the foregoing materials do not include the name “Southern Union”, “Southern”, “SU” or “SUG”; provided, however, that Buyer shall be entitled to copies of any such excluded materials, and shall be entitled to use any such excluded materials provided that Buyer covers or removes such retained names from such materials;
(m)     all rights, privileges, claims, demands, causes of action, claims in bankruptcy, indemnification agreements with, and indemnification rights against, third parties, warranty claims (to the extent transferable), offsets and other claims relating to any other Asset or Assumed Liabilities transferred hereunder, but excluding any of the foregoing relating to the Excluded Assets;
(n)    all items included (to the extent so included, not just limited to those relating primarily to the Business) as assets on the Base Statement (as adjusted pursuant to the Final Closing Statement);
(o)    all obligations, assets and liabilities transferred to or assumed by Buyer (not just limited to those relating primarily to the Business) under the Employee Agreement; and
(p)    any and all goodwill and other intangible assets associated primarily with the Business.
“Assumed Contract” — means, except as otherwise provided in Section 2.4, any Contract to which Seller or any of its Affiliates is a party that relates primarily to the Business, other than Contracts included in Excluded Assets and listed on Schedule 1.1(c); provided, however, that this definition does not include any Employee Plans except as expressly contemplated by the Employee Agreement.
“Assumed Environmental Liabilities” — means all Environmental Liabilities of Seller or its Affiliates relating primarily to the Business or relating to the Assets, whether arising or relating to the period before, on or after the Closing, other than the Retained Environmental Liabilities. For the avoidance of doubt, Assumed Environmental Liabilities include, without limitation, the business relating to the formerly owned manufactured gas plant properties with respect to the Business.

“Base Statement” — means the statement as to the Net Assets of the Business as of September 30, 2012, prepared in accordance with Schedule 1.1(a).
“Business” — means the business and operations conducted in the State of Missouri by Seller through its Missouri Gas Energy division.
“Business Day” — means any day that is not a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.
“Claim Notice” — means a written notice of a claim given by a party seeking indemnification pursuant to the terms of this Agreement that specifies in reasonable detail the nature of the Losses and the estimated amount of such Losses (in each case to the extent actually known).
“Combined Business” — means, collectively, (a) the Business and (b) the business and operations conducted in the Commonwealth of Massachusetts by Seller and New England Gas Appliance Company, a Massachusetts corporation (the “NEG Subsidiary”), including (i) the regulated gas distribution business conducted in the Commonwealth of Massachusetts by Seller through New England Gas Company, and (ii) the NEG Subsidiary's appliance and equipment installation and servicing businesses, and the non-regulated businesses conducted by Seller through New England Gas Company that relate to such activities conducted by the NEG Subsidiary.
“Confidentiality Agreement” — means that certain confidentiality agreement dated as of August 15, 2012, between The Laclede Group, Inc. and Seller.
“Consent” — means any approval, consent, ratification, waiver, clearance or other authorization from any Person.
“Contract” — means any agreement, contract, document, note, bond, indenture, mortgage, deed of trust, lease, sublease, instrument, obligation, promise or undertaking (whether written or oral) that is legally binding, including Easements.
“Easements” — means all easements, rights of way, Permits, prescriptive rights and other ways of necessity, whether or not of record, relating to real property.
“Encumbrance” — means any charge, adverse claim, lien, option, encumbrance, mortgage, pledge or security interest, conditional and installment sale agreements, activity and use limitations, easements, covenants, obligations, limitations, title defects, deed restrictions, purchase rights or options, and any other restrictions of any kind, including restrictions on use, transfer, receipt of income, or exercise of any other attribute of ownership.
“Environmental Claim” — means any and all written administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, investigations, proceedings or notices of noncompliance or violation by any third party (including any Governmental Body) alleging potential liability (including potential liability for enforcement, investigatory costs, damages, Losses, contribution, indemnification, cost recovery, compensation, injunctive relief, cleanup costs, governmental resource costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (a) the presence or Release into the environment, of any Hazardous Materials at any location operated, leased or managed by Seller; (b) any violation of any Environmental Law; or (c) the storage, transportation, treatment, disposal, discharge, recycling or Release of Hazardous Materials at any Off-Site Location.
“Environmental Law” — means any Legal Requirement relating to pollution or protection of human health or the environment or natural resources, including those relating to (a) emissions, discharges or Releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), and (b) the treatment, storage or disposal of Hazardous Material.
“Environmental Liability” — means any liability, responsibility or obligation arising out of or relating to:
(a)    the presence of any Hazardous Material in the soils, groundwater, surface water or air on, under or about or emanating from the assets and properties currently or formerly used, operated, owned, leased, controlled, possessed, occupied or maintained by a Person (including predecessors-in-interest to such Person) and any such Hazardous Material emanating to adjoining or other properties;
(b)    the storage, disposal, Release, discharge, spillage, loss, seepage or filtration of Hazardous Materials by a Person (including predecessors-in-interest to such Person) or its employees, agents or contractors from, on, under or about the assets or properties currently or formerly used, operated, owned, leased, controlled, possessed, occupied or maintained by such Person (including predecessors-in-interest to such Person) or the presence therein or thereunder of any underground or above-ground tanks for the storage of fuel, oil, gasoline and/or other petroleum products or by-products or other Hazardous Material;
(c)    the violation or noncompliance or alleged violation or noncompliance by a Person (including predecessors-in-interest to such Person) or its employees, agents or contractors of any Environmental Law;
(d)    the failure by a Person (including predecessors-in-interest to such Person) or its employees, agents, or contractors to have obtained or maintained in effect any Environmental Permit as a result of its or their conduct, actions or operations or the use, operation, ownership, lease, control, possession, occupancy, maintenance or condition of such Person’s assets or properties;
(e)    the storage, transportation, treatment, disposal, discharge, recycling or Release of Hazardous Materials, or the arrangement for same, by a Person (including predecessors-in-interest to such Person), at any Off-Site Location;
(f)    any and all Proceedings arising out of any of the above-described matters, including Proceedings by Governmental Bodies for enforcement, investigation, monitoring, cleanup, containment, removal, treatment, response, restoration, remedial or other actions or damages and Proceedings by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief; and
(g)    any and all remedial work and other corrective action (including investigation or monitoring of site conditions, or any clean-up, containment, treatment, response, restoration or removal) taken by, or the costs of which are imposed upon, a Person arising from any of the above-described matters.

“ERISA” — means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the regulations and rules issued pursuant thereto.
“Excluded Assets” — means the following assets, each of which shall be excluded from the Assets, and not acquired by Buyer, at Closing:
(a)    assets of Seller located in the ordinary course of business (i) outside of the State of Missouri (none of which relate primarily to the Business), other than the assets identified on Schedule 5.21(b), and (ii) inside of the State of Missouri (none of which relate primarily to the Business) as listed on Schedule 1.1(b);
(b)    cash and cash equivalents, other than petty cash held locally for the benefit of the Business;
(c)    assets to be retained by Seller as set forth in the Employee Agreement;
(d)    the stock record and minute books of Seller;
(e)    duplicate copies of all books and records transferred to Buyer, and all records prepared in connection with the sale of the Business (including bids received from third parties and analyses relating to the Business), in each case subject to the confidentiality provisions of Section 6.1(d);
(f)    inventory disposed of by Seller after the date of this Agreement to the extent such dispositions are not prohibited by this Agreement or are approved by Buyer pursuant to Section 6.1;
(g)    rights to refunds of Taxes for periods on or before the Closing Date payable with respect to the Business or the Assets;
(h)    accounts owing by and among Seller and its Affiliates, to the extent set forth on Schedule 1.1(b);
(i)    all deferred tax assets or collectibles;
(j)    any insurance policy, bond, letter of credit or other similar item, and any cash surrender value in regard thereto;
(k)    the Seller Marks, subject to the provisions of Section 6.4; and
(l)    the other assets referenced in Schedule 1.1(b).
“Final Order” — means an action by a Governmental Body as to which (a) no request for stay of the action is pending, no such stay is in effect and if any time period is permitted by statute or regulation for filing any request for such stay, such time period has passed, (b) no petition for rehearing, reconsideration or application for review of the action is pending and the time for filing any such petition or application has passed, (c) such Governmental Body does not have the action under reconsideration on its own motion and the time in which such reconsideration is permitted has passed, and (d) no appeal to a court or a request for stay by a court of the Governmental Body’s action is pending or in effect and the deadline for filing any such appeal or request has passed.
“Financing Sources” — means the financial institutions that have committed to provide (directly or indirectly), or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated by this Agreement, including the financial institutions party to the Financing Letter, together with their Affiliates and Representatives and their successors and assigns, and any joinder agreements or credit agreements relating thereto.
“GAAP” — means generally accepted United States accounting principles then in effect, applied on a consistent basis.
“Good Utility Practices” — means any of the practices, methods and activities approved by a significant portion of the gas distribution industry as good practices applicable to operations of similar design, size and capacity or any of the practices, methods or activities which, in the exercise of reasonable judgment by an operator of a gas distribution business in light of the facts known at the time the decision was made, would have been reasonably expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and applicable law. Good Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the gas distribution industry.
“Governmental Body” — means any of the following that possesses competent jurisdiction:
(a)    federal, state, county, local, municipal or other governmental body;
(b)    governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or
(c)    any governmental body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Hazardous Material” — means any waste or other chemical, material or substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, toxic, or a pollutant or a contaminant, or words of similar import, under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including oil, natural gas, petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials, any flammable substances or explosives, any radioactive materials, any toxic wastes of substances, urea formaldehyde foam insulation, toluene or polychlorinated biphenyls.
“HSR Act” — means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued by the U.S. Department of Justice or the Federal Trade Commission pursuant thereto.
“Indebtedness” — and the phrase “indebtedness for money borrowed” or words to similar effect means (i) indebtedness for borrowed money; (ii) obligations to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, that in each case are payable and paid (or disputed in good faith) in the ordinary course of business consistent with customary trade practices; (iii) the guaranty or other assumption of liability for, or grant of an Encumbrance or provision of collateral to secure, the obligations of any other Person; (iv) capital lease obligations; and (v) all reimbursement and other obligations (contingent or otherwise) in respect of letters of credit or similar instruments.
“IRC” — means the Internal Revenue Code of 1986, as amended.
“IRS” — means the Internal Revenue Service or any successor agency.
“Knowledge” — means with respect to Seller, the actual knowledge of Robert J. Hack, Chief Operating Officer of Seller’s Missouri Gas Energy division, John A. Davis, Vice President and Controller of Seller’s Missouri Gas Energy division, Steve Holcomb, Vice President of Seller’s Missouri Gas Energy division, Deborah Hays, Vice President of Seller’s Missouri Gas Energy division, Ron Crow, Senior Director of Seller’s Missouri Gas Energy division, Todd Jacobs, Senior Director of Seller’s Missouri Gas Energy division, and Derek J. Tomka, Director – Environmental Projects of Seller’s New England Gas Company division; provided, however, that as to the Environmental Matters described in Section 5.14, “Knowledge” shall also include actual knowledge of any current employee as of the date hereof whose position or authority entails responsibility for compliance with Environmental Laws.
“Legal Requirement” — means any Order, constitution, law, ordinance, adopted code, principle of common law, regulation, rule, directive, approval, notice, tariff, franchise agreement, statute or treaty of any Governmental Body.
“Losses” — means all claims, losses, liabilities, causes of action, costs and expenses (including, without limitation, involving theories of negligence or strict liability and including court costs and reasonable attorneys’ fees and disbursements in connection therewith).
“Material Adverse Effect” — means an event, change, effect, development, occurrence or condition that (alone or together with other similar events, changes, effects, developments, occurrences or conditions) has, or is reasonably likely to have, a material adverse effect on (a) the business, operation, assets, liabilities, financial condition or results of operations of the Combined Business taken as a whole or (b) the ability of Seller to perform its material obligations under this Agreement, including its obligation to complete the transactions contemplated herein, other than as a result of any event, change, effect, development, occurrence or condition: (i) disclosed in the Schedules hereto, (ii) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, so long as such event, change, effect, development, occurrence or condition does not disproportionately affect the Combined Business, taken as a whole, relative to other similarly situated businesses in the industries in which the Combined Business operates or (iii) from or arising out of (A) any changes or developments in the industries in which the Combined Business operates, (B) any changes or developments in prices for oil, natural gas or other commodities or for the Combined Business’ raw material inputs and end products, (C) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Combined Business with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the transactions contemplated by this Agreement), (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Legal Requirement, (E) any changes in GAAP or accounting standards or interpretations thereof, (F) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism or (G) any failure by the Combined Business to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any event, change, effect, development, occurrence or condition underlying such failure has resulted in, or contributed to, a Material Adverse Effect so long as it is not otherwise excluded by this definition), except, in each case with respect to subclauses (A)-(B) and (E)-(F) of this clause (iii), to the extent disproportionately affecting the Combined Business, taken as a whole, relative to other similarly situated businesses in the industries in the which the Combined Business operates.
“Material Contract” — means an Assumed Contract that:
(a)    involves a total commitment by or to any party thereto of at least $5,000,000.00 on an annual basis and that cannot be terminated by Seller upon ninety (90) days’ notice or less without penalty to Seller, including any such commitments relating to Real Property;
(b)    prohibits or limits the right of the Business to compete or prohibits or restricts the ability of the owner of the Business (or any of its Affiliates) to deal with any Person or in any geographical area;
(c)    grants or creates any Encumbrance (other than Permitted Encumbrances) in, on or to any of the Assets;
(d)    is between Seller, on the one hand, and any of its respective Affiliates, on the other hand, including all such agreements for the provision of commodities, goods, or services;
(e)    is between Seller or any of its Affiliates, on the one hand, and one or more Employees, on the other hand, including any such agreements regarding employment, retention, severance or change of control, excluding agreements with individual employees that receive annual base compensation of less than $150,000 or that may be terminated on notice of ninety (90) days or less without cost or penalty;
(f)    is a collective bargaining agreement or other agreement with any labor union, employees’ association or other employee representative of a group of employees;
(g)    provides for the extension of credit by Seller, other than the extension of credit to vendors and customers in the ordinary course of business consistent with past practice;
(h)    grants to any Person any right or option to purchase or otherwise acquire any of the Assets, including rights of first option, rights of first refusal, or other purchase rights;
(i)    is a partnership, joint venture, joint ownership, or similar agreement (however named);

(j)    is a Lease or other agreement by which any right to use or occupy any interest in real property is granted by or to Seller;
(k)    is for or relating to Indebtedness; or
(l)    is material to the Business, taken as a whole.
“Missouri Gas Energy” — means Missouri Gas Energy, a division of Seller.
“MPSC” — means the Missouri Public Service Commission.
“NEG Purchase Agreement” — means the Purchase and Sale Agreement between Seller and Plaza Massachusetts Acquisition, Inc. dated as of December 14, 2012 relating to Seller’s New England Gas Company division.
“Net Assets” — means, as of the relevant date of determination, the difference between the (i) Assets (other than Excluded Assets) of the Business as reflected in the categories set forth on the Base Statement (as adjusted pursuant to the Final Closing Statement) as of the relevant date of determination and prepared in accordance with Schedule 1.1(a) and (ii) Assumed Liabilities of the Business as reflected in the categories set forth on the Base Statement as of the relevant date of determination and prepared in accordance with Schedule 1.1(a).

“Off-Site Location” — means any real property other than: (a) the real properties currently or formerly used, operated, owned, leased, controlled, possessed or occupied by Seller (including its predecessors-in-interest) and (b) the real properties adjacent to or in the vicinity of the real property described in clause (a) of this definition that have been impacted by Hazardous Materials that have been Released, disposed, discharged or emitted at the real properties described in clause (a) of this definition.
“Order” — means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, other Governmental Body, or by any arbitrator, each of which possesses competent jurisdiction.
“Organizational Documents” — means the articles or certificate of incorporation and the bylaws of a corporation or the comparable organizational and governing documents of other Persons.
“Permits” — means all authorizations, licenses, identification numbers, permits, certificates and registrations under any Legal Requirement.
“Permitted Encumbrances” — means any of the following:
(a)    mechanics’, carriers’, workers’ and other similar liens arising in the ordinary course of business, which (i) (x) are not yet delinquent or (y) are being contested in proceedings in good faith and, in the case of clause (y), for which adequate reserves have been taken and are reflected on the Closing Statement, and (ii) in the aggregate are not substantial in amount and do not interfere with the present use of the Assets to which they apply;

(b)    liens for (i) current Taxes and assessments not yet due and payable or (ii) Taxes the validity of which are being contested in good faith, and, in the case of clause (ii), for which adequate reserves have been taken and are reflected on the Base Statement;
(c)    Encumbrances securing the payment or performance of any of the Assumed Liabilities;
(d)    all applicable zoning ordinances and land use restrictions, provided that such restrictions do not materially interfere with the operation of that portion of the Business currently conducted on such Real Property; and
(e)    with respect to any Asset that consists of a leasehold or other possessory interest in real property, all Encumbrances, covenants, imperfections in title, Easements, restrictions and other title matters (whether or not the same are recorded) to which the underlying fee estate in such real property is subject that do not, individually or in the aggregate, interfere with the operation of the Assets to which they relate in the conduct of the Business as currently conducted.
“Person” — means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or Governmental Body.
“Proceeding” — means any claim, action, arbitration, hearing, audit, litigation or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Real Property” — means all real property owned or leased by Seller or any of its Affiliates primarily related to the Business, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all interests in real property (including Easements) used or held for use by Seller or any of its Affiliates primarily related to the Business.
“Regulatory Assets” — means, to the extent related to the Business, deferred charges and other rights to recover amounts from customers through rates and charges in future periods (together with any interest or return thereon), that result specifically from ratemaking action by the MPSC, whether pursuant to an increase in rate base for ratemaking purposes or pursuant to a recovery or credit mechanism that has been approved either specifically or through past practice of the MPSC.
“Regulatory Liabilities” — means, to the extent related to the Business, liabilities to refund or credit amounts to customers through rates and charges in future periods (together with any interest or return thereon), that result specifically from ratemaking action by the MPSC, whether pursuant to a decrease or offset to rate base for ratemaking purposes or pursuant to a recovery or credit mechanism that has been specifically authorized or approved by the MPSC.
“Related Documents” — means any Contract provided for in this Agreement to be entered into by one or more of the parties hereto in connection with the transactions contemplated by this Agreement, including the Employee Agreement, the Continuing Services Agreement, special warranty deeds or quitclaim deeds (with each interest in Real Property owned by Seller or any of its Affiliates to be conveyed to Buyer with a special warranty deed (or equivalent thereof as applicable by state law) to the extent Seller was provided with a special warranty deed (or equivalent thereof as applicable by state law) when it acquired such Real Property interest and each interest in Real Property owned by Seller to be conveyed to Buyer with a quitclaim deed (or equivalent thereof as applicable by state law) to the extent Seller was provided with a quitclaim deed (or equivalent thereof as applicable by state law) when it acquired such Real Property interest), quitclaim blanket easement assignments (one easement assignment document per county or applicable jurisdiction; Seller shall not be obligated to provide a conveyance document for each individual easement), conveyances, motor vehicle certificates of title and special assignment and assumption instruments.
“Release” — means any presence, emission, dispersal, disposal, spilling, leaking, emitting, discharging, depositing, pumping, pouring, escaping, leaching, dumping, releasing or migration into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or in, into or from any facility, including the movement of any Hazardous Materials through the air, soil, surface water, groundwater or property.
“Representative” — means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors. For the avoidance of doubt, upon and after the Closing, Employees and Former Employees shall not be deemed to be Representatives of Seller or its Affiliates for any purposes.
“Retained Environmental Liabilities” — means all Environmental Liabilities of Seller or its Affiliates arising out of or relating to operations or activities that are not primarily related to the Business, whether arising or related to the period before or after Closing.
“SEC” — means the United States Securities and Exchange Commission or any successor agency.
“Settlement Interest” — means, with respect to any payment required to be made pursuant to Section 3.2(c) (a “Settlement Payment”), the sum of accrued interest on the amount of such Settlement Payment, calculated at the Settlement Rate as from time to time in effect, for the period from the Closing Date to and including the date upon which such Settlement Payment is made (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be).
“Settlement Rate” — means, on any date, with respect to the Settlement Payment, the “target” federal funds rate reported in the “Money Rates” section of the Eastern Edition of The Wall Street Journal published for such date. In the event The Wall Street Journal ceases publication of such federal funds rate or fails on any particular date to publish such federal funds rate, the Settlement Rate shall instead refer to the rate for the last transaction in overnight federal funds arranged prior to such date by JP Morgan Chase & Co.
“Tax” — means any tax (including any income tax, capital gains tax, value-added tax, sales and use tax, franchise tax, payroll tax, withholding tax or property tax), levy, assessment, tariff, duty (including any customs duty), deficiency, franchise fee or payment, payroll tax, utility tax, gross receipts tax or other fee or payment, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body.
“Tax Return” — means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Threatened” — shall have the following meaning: a claim, dispute, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice has been given in writing.
Section 1.2    Other Defined Terms. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement as indicated below and, whenever such terms are used in this Agreement, they shall have their respective defined meanings.
Term    Section or Location
Agreement    Recitals
Allocation    11.1
Alternate Financing    6.9(d)
Antitrust Authorities    6.3(b)

Assumed Liabilities    2.2
Balance Sheet    5.5
Buyer    Recitals

Buyer Indemnitees    12.1
Buyer Termination Fee    9.2(b)
Carve-Out Financials    6.10(a)(iii)
Casualty Event    6.7
Clearance    6.3(b)

Closing    8.1

Closing Date    8.1

Closing Statement    3.2(a)
Collective Bargaining Agreement    5.13(a)
Continuing Services Agreement    6.6
CPA Firm    3.2(b)

Deductible    12.3(d)
Employee    Employee Agreement

Employee Agreement    10.1

Employee Plans    5.12(a)
End Date    9.1(e)
Environmental Permits    5.14(a)(ii)
ERISA Affiliate    5.12(a)
Estimated Purchase Price    3.1
Fee Letter    4.4(a)
Final Closing Statement    3.2(b)
Final Purchase Price    3.1

Financial Statements    5.5
Financing    4.4(a)
Financing Letter    4.4(a)
Former Employee    Employee Agreement
Indemnified Party    12.5(a)
Indemnifying Party    12.5(a)
Leased Real Property    5.4(b)
Leases    5.4(b)
NEG Subsidiary    1.1
New Financing Letter    6.9(d)
Notice Period    12.5(a)
Objection    3.2(b)
Original Financing Failure    6.9(d)
Owned Real Property    5.4(b)
PBGC    5.12(c)
Permanent Financing    Financing Letter
Policies    5.19(a)
Pre-Closing Tax Period    11.5
Prohibited Alternate Terms    6.9(d)
Purchase Price     3.1
Qualified Intermediary    11.2
Required Information    6.10(a)(iv)
Restricted Information    6.1(d)
Retained Contract Liabilities    2.2(b)(i)
Retained Liabilities    2.3

Review Period    3.2(b)
Seller    Recitals
Seller Indemnitees    12.2

Seller Marks    6.4
Seller’s Pension Plans    Employee Agreement
Seller’s 401(k) Plan    Employee Agreement
Settlement Payment    1.1
Straddle Period    11.6
Title IV Plan    5.12(a)

Transferred Employee    Employee Agreement
Transaction Taxes    11.3
True-Up Amount    3.2(a)
Union    5.13(a)
WARN    5.13(a)(viii)

ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept delivery from Seller, all of the Assets owned directly or indirectly by Seller or any of its Affiliates, as of the Closing, free and clear of any Encumbrances, other than Permitted Encumbrances.
Section 2.2    Assumed Liabilities. In further consideration for the sale of the Assets, at the Closing, and subject to the other terms and conditions of this Agreement, Buyer will satisfy Buyer’s obligations under the Employee Agreement and will assume and agree to pay, perform and discharge when due, all the liabilities and obligations, of every kind or nature, of Seller or any of its Affiliates arising out of or relating to:
(a)    the ownership of the Assets and the conduct or operation of the Business prior to the Closing Date, other than the Retained Liabilities;
(b)    the ownership or use of the Assets by Buyer or the conduct or operation of the Business by Buyer, in each case on and after the Closing Date, including all liabilities, responsibilities and obligations relating to or arising from the following:
(i)    performance of the Assumed Contracts and Permits included in the Assets and assigned to Buyer at Closing, except that Buyer shall not assume any liabilities or obligations for (x) any breach or default by Seller under any such Contract or Permit occurring or arising prior to the Closing Date or (y) the payment of money with respect to any obligation arising under any such Contract or Permit prior to the Closing Date, except in the case of this clause (y) to the extent (and only to the extent) such obligation is reflected on the Base Statement (as adjusted pursuant to the Final Closing Statement) (such obligations and liabilities referred to in clauses (x) and (y), the “Retained Contract Liabilities”);
(ii)    (x) customer advances, customer deposits and construction advances, except in the case of this clause (x) to the extent (and only to the extent) such advances and deposits are reflected on the Base Statement (as adjusted pursuant to the Final Closing Statement), and (y) unperformed service obligations, Easement relocation obligations, and engineering and construction required to complete scheduled construction, construction work in progress, and other capital expenditure projects, and to the extent any such individual obligations set forth in this clause (y) exceed $1,000,000.00, as set forth on Schedule 2.2(b)(ii), in each case relating to the Business and outstanding on or arising after the Closing Date;
(iii)    the Assumed Environmental Liabilities;

(iv)    Taxes for periods on and after the Closing Date to the extent Buyer is obligated to pay such Taxes in accordance with Article XI;
(v)    Proceedings based on conduct, actions, inaction, facts, circumstances or conditions arising or occurring on or after the Closing Date (whether relating to the periods prior to, on or after the Closing Date), including Proceedings arising from or related to any other Assumed Liability;
(c)    obligations and liabilities included (to the extent included, not just limited to those relating primarily to the Business) as obligations and liabilities on the Base Statement (as adjusted pursuant to the Final Closing Statement); and
(d)    obligations and liabilities of Buyer and its Affiliates under the Employee Agreement.
The liabilities, responsibilities and obligations to be assumed by Buyer pursuant to this Section 2.2 are hereinafter collectively referred to as the “Assumed Liabilities.” Notwithstanding anything in this Section 2.2 to the contrary, the Assumed Liabilities shall not include any liabilities, responsibilities or obligations expressly stated to be Retained Liabilities pursuant to Section 2.3.
Section 2.3    Retained Liabilities. Buyer shall not assume, and Seller shall retain and pay, perform and discharge when due, all of the liabilities and obligations, of every kind and nature, relating to or arising from the following (collectively, the “Retained Liabilities”):
(a)    all obligations of Seller with respect to any indebtedness for money borrowed by Seller (including items due to Seller’s Affiliates), other than payment obligations arising on or after the Closing Date relating to the Business under any equipment or vehicle lease or under any line extension Contracts or similar construction arrangements (to the extent the foregoing are included in the Assumed Contracts), it being understood and agreed that such leases, Contracts and similar construction arrangements do not create indebtedness for money borrowed;
(b)    Taxes for periods prior to the Closing Date to the extent Seller is obligated to pay such Taxes in accordance with Article XI;
(c)    Excluded Assets and all liabilities or obligations of Seller and its Affiliates related to their businesses other than the Business, in each case whether arising before, on or after the Closing Date;
(d)    the Retained Environmental Liabilities;
(e)    the Retained Contract Liabilities;
(f)    obligations and liabilities of Seller and its Affiliates under the Employee Agreement; and
(g)    obligations and liabilities of Seller and its Affiliates under or in connection with this Agreement, the Related Documents, any certificate or other document delivered in connection herewith or therewith, and any of the transactions contemplated hereby and thereby.

Section 2.4    Condition on Assignment or Assumption of Contracts and Rights.
(a)    Except as otherwise set forth in this Section 2.4, anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or assume any Material Contract, material Permit or, in each case, any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or assumption thereof, without the Consent of a third party thereto, would constitute a breach thereof. Any transfer or assignment to Buyer by Seller or any of its Affiliates of any property or property rights or any Material Contract or material Permit that requires the Consent of any third party shall be made subject to such Consent being obtained. If such Consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Seller or its Affiliate thereunder such that Buyer would not in fact receive all such rights, Seller will continue to use its reasonable best efforts to obtain the relevant Consent until such Consent is obtained or such Material Contract or material Permit expires or is terminated, and will either (at Buyer’s request) (i) cooperate with Buyer in any arrangement that does not constitute a breach of such Material Contract or material Permit, including an operating or other services agreement if reasonably required by Buyer, reasonably designed to provide for Buyer the benefits under any such Material Contract material Permit or rights including enforcement for the benefit of Buyer of any and all rights of Seller or its Affiliates against a third party or Governmental Body thereto arising out of the breach or cancellation by such third party or Governmental Body or otherwise or (ii) subject to the following, assign such Material Contract or material Permit to Buyer.
(b)    To the extent that Buyer elects clause (i) of paragraph (a), above, and does receive all of the benefits of any such Contract or rights pursuant to the preceding sentence, Buyer shall accept, and shall indemnify Seller from and against, the burdens (including the out-of-pocket costs and expenses incurred by Seller in performing such arrangement) and perform the obligations under such Contract as subcontractor of Seller to the extent of the benefit received, and to the extent such burdens and obligations would have constituted an Assumed Liability if such Contract had been transferred to Buyer at the Closing. Seller shall and shall cause its Affiliates to exercise or exploit their respective rights and options under all such Contracts referred to in this Section 2.4 only as reasonably directed by Buyer. Furthermore, if the other party(ies) to such a Contract subsequently Consent to the assignment of such Contract to Buyer, Buyer shall thereupon agree to assume and perform all liabilities and the obligations arising thereunder after the date of such Consent, at which time such Contract shall be deemed an Asset, without the payment of further consideration, and the obligations so assumed thereunder shall be deemed Assumed Liabilities.
(c)    To the extent Buyer elects clause (ii) of paragraph (a), above, Buyer shall indemnify Seller from and against any liability associated with such assignment.
Section 2.5    Settlement of Intercompany Accounts. At or prior to the Closing and effective no later than the day immediately prior to the Closing Date, Seller shall cause all intercompany payables, receivables and loans between Missouri Gas Energy relating to the Business, on the one hand, and Seller and its Affiliates (other than Missouri Gas Energy) on the other hand, to be settled or cancelled.
ARTICLE III
PURCHASE PRICE

Section 3.1    Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price (the “Purchase Price”) for the Assets shall be an amount in cash equal to nine hundred seventy-five million dollars ($975,000,000.00) (the “Estimated Purchase Price”), as adjusted in accordance with Section 3.2(c) (as so adjusted, the “Final Purchase Price”), plus the assumption by Buyer at Closing of the Assumed Liabilities.
Section 3.2    Adjustment to Estimated Purchase Price.
(a)    Buyer shall prepare and deliver to Seller within forty-five (45) days following the Closing Date a statement (the “Closing Statement”), which will utilize the same accounting methods, policies, practices, procedures and adjustments as were used in the preparation of the Base Statement, and which shall set forth in reasonable detail the Net Assets of the Business as of the close of business on the date immediately prior to the Closing Date (the “True-Up Amount”).
(b)    Following its receipt from Buyer of the Closing Statement, Seller shall have thirty (30) days to review the Closing Statement and the True-Up Amount and to inform Buyer in writing of any disagreement (the “Objection”) that it may have with the Closing Statement or the True-Up Amount, which objection shall specify in reasonable detail Seller’s disagreement with the Closing Statement or the True-Up Amount. Buyer agrees, at no cost to Seller, to give Seller and its authorized Representatives reasonable access to such employees, officers and other facilities and such books and records of Buyer and its Affiliates as are reasonably necessary to allow Seller and its authorized Representatives to review the Closing Statement and the True-Up Amount. If Buyer does not receive the Objection within such thirty (30) day period, the True-Up Amount and the other amounts set forth on the Closing Statement delivered pursuant to Section 3.2(a) shall be deemed to have been accepted by Seller and shall become binding upon Seller. If Seller does timely deliver an Objection to Buyer, Buyer shall then have fifteen (15) days from the date of receipt of such Objection (the “Review Period”) to review and respond to the Objection. Seller and Buyer shall attempt in good faith to resolve any disagreements with respect to the Closing Statement or the True-Up Amount. If they are unable to resolve all of their disagreements with respect to the Closing Statement or the True-Up Amount within twenty (20) days following the expiration of Buyer’s Review Period, they may refer, at the option of either Buyer or Seller, their differences to an internationally recognized firm of independent public accountants selected jointly by Buyer and Seller, which accountants shall determine, only with respect to the disagreements so submitted, whether and to what extent, if any, the amounts set forth on the Closing Statement or the True-Up Amount require adjustment. If Buyer and Seller are unable to so select the independent public accountants within twenty (20) days, either Buyer or Seller may thereafter request that the American Arbitration Association make such selection (as applicable, the firm selected by Buyer and Seller or the firm selected by the American Arbitration Association is herein referred to as the “CPA Firm”). Buyer and Seller shall direct the CPA Firm to use its reasonable best efforts to render its determination within thirty (30) days after the issue is first submitted to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon Buyer and Seller. The fees and disbursements of the CPA Firm shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the CPA Firm, which proportionate allocations shall also be determined by the CPA Firm at the time the determination of the CPA Firm is rendered on the Closing Statement or the True-Up Amount. Buyer and Seller shall make readily available to the CPA Firm all relevant books and records relating to the Closing Statement and all other items reasonably requested by the

CPA Firm. The Closing Statement and True-Up Amount as agreed to by Buyer and Seller or as determined by the CPA Firm shall be referred to as the “Final Closing Statement.”
(c)    In the event of a positive difference between the True-Up Amount on the Final Closing Statement and the Net Assets as set forth on the Base Statement, Buyer shall pay to Seller in cash the amount of such difference, plus the Settlement Interest thereon. In the event of a negative difference between the True-Up Amount on the Final Closing Statement and the Net Assets as set forth on the Base Statement, Seller shall pay to Buyer in cash the amount of such difference, plus the Settlement Interest thereon. All amounts payable under this Section 3.2(c) shall be paid within five (5) Business Days of the determination of the Final Closing Statement by wire transfer of immediately available funds to a bank account designated in writing by the recipient not less than one (1) Business Day before such payment.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Schedules attached hereto, Buyer represents and warrants that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.1    Organization, Existence and Qualification. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of Missouri, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, to perform its obligations under all Contracts to which it is a party, and to execute and deliver this Agreement and the Related Documents to which Buyer is a party. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which the failure to be so qualified or in good standing would materially adversely affect the business or properties of Buyer, taken as a whole, or Buyer’s ability to consummate the transactions contemplated hereby.
Section 4.2    Authority Relative to this Agreement and Binding Effect. The execution, delivery and performance by Buyer of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. Neither the execution, delivery and performance of this Agreement and the Related Documents by Buyer nor the consummation by Buyer of the transactions contemplated hereby and thereby will (a) result in any conflict with, breach or violation of or default under the Organizational Documents of Buyer, (b) result in a violation or breach of any term or provision of or a loss of any right or benefit under, constitute a default or accelerate the performance required under, result in the termination of or a right of termination, cancellation or amendment, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer under any material Contract to which Buyer is a party or by which its assets are bound, whether with or without notice or the passage of time or both, or (c) result in a violation of any Legal Requirement applicable to Buyer or its Affiliates. This Agreement constitutes, and the Related Documents to be executed by Buyer when executed and delivered will constitute, valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally or (ii) the availability of equitable remedies generally.

Section 4.3    Governmental and Other Required Consents. Except for those Consents described in Schedule 4.3, no Consent of any Governmental Body or third party is required to be obtained by Buyer or any of its Affiliates in connection with the execution and delivery by Buyer of this Agreement or the Related Documents or the consummation by Buyer of the transactions contemplated by this Agreement or the Related Documents, other than the Consents the failure of which to be obtained would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of Buyer to perform or comply with its obligations under this Agreement and the Related Documents to which Buyer will be a party or the consummation of the transfer of the Assets to Buyer and the assumption of the Assumed Liabilities by Buyer.
Section 4.4    Financing.
(a)    Buyer has delivered to Seller (i) true, correct and complete copies of the executed commitment letter, dated as of the date hereof, between The Laclede Group, Inc., Wells Fargo Bank, National Association, and Wells Fargo Securities, LLC (the “Financing Letter”), pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof, to lend to Buyer the amounts set forth therein (the “Financing”) and (ii) true and correct (subject to the redactions noted therein) copies of the executed fee letter, dated as of the date hereof, between Buyer, Wells Fargo Bank, National Association, and Wells Fargo Securities, LLC (the “Fee Letter”) related to the Financing. At the Closing, Buyer will have sufficient funds to enable it to consummate the transactions contemplated by this Agreement. Neither the Financing Letter or Fee Letter has been amended or modified and the commitments contained in the Financing Letter have not been withdrawn or rescinded in any respect.
(b)    As of the date hereof, the Financing Letter is in full force and effect and is the valid, binding and enforceable obligation of The Laclede Group, Inc. and, to the knowledge of Buyer, the other parties to the Financing Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Letter and the Fee Letter. As of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer, or to the knowledge of Buyer, any other party, under the Financing Letter or Fee Letter. As of the date hereof, Buyer reasonably believes that the conditions to the Financing contemplated in the Financing Letter and the Fee Letter will be satisfied, at or prior to the time contemplated hereunder for the Closing, except that no representation or warranty is being made as to whether any of Seller’s representations or warranties are true or correct or whether Seller has complied with its covenants contained in this Agreement.
Section 4.5    Filings. No statement furnished by Buyer or its Affiliates for inclusion in any filing with any Governmental Body in connection with obtaining such Governmental Body’s Consent for the consummation of the transactions contemplated by this Agreement will contain, as of the date such information is so provided, any untrue statement of a material fact or will omit to state, as of the date such information is so provided, any material fact that is necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
Section 4.6    Brokers. Except as set forth on Schedule 4.6, no broker or finder has acted for or on behalf of Buyer or any Affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, or to any other compensation based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any Affiliate of Buyer for which Seller or any Affiliate of Seller has or will have any liability or obligation (contingent or otherwise).
Section 4.7    Litigation. There are no pending, or, to the knowledge of Buyer, Threatened, Proceedings by any Person against Buyer or any of its Affiliates that would reasonably be expected to have a material adverse effect on the ability of Buyer to perform or comply with its obligations under this Agreement and the Related Documents to which Buyer will be a party or the consummation of the transfer of the Assets to Buyer and the assumption of the Assumed Liabilities by Buyer.
Section 4.8    Independent Investigation. Buyer is knowledgeable about the businesses engaged in by Seller through the Business, and of the usual and customary practices of companies engaged in businesses similar to the Business and has had access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Business and the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Business and upon the representations and warranties of Seller made in this Agreement and the Related Documents.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Schedules attached hereto, Seller represents and warrants that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.1    Organization, Existence and Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct Business as it is now being conducted, to own or use the Assets and to perform its obligations under all Contracts to which it is a party. Seller has full corporate power and authority to execute and deliver this Agreement and the Related Documents to which Seller is a party. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Missouri and each other state in which conduct of the Business, or the ownership or operation of any Assets, by Seller makes such qualification necessary, except, in each case, for any such failure to be so qualified or in good standing that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.
Section 5.2    Authority Relative to this Agreement and Binding Effect. The execution, delivery and performance by Seller of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. Except as set forth in Schedule 5.2, neither the execution, delivery and performance of this Agreement and the Related Documents by Seller, nor the consummation of the transactions contemplated hereby and thereby, will (a) result in any conflict with or breach or violation of or default under the Organizational Documents of Seller, (b) result in a violation or breach of any term or provision of or a loss of any right or benefit under, constitute a default or accelerate the performance required under, result in the termination of or a right of termination, cancellation or amendment, or result in the creation of any Encumbrance upon any of the respective properties or assets of Seller or any of its Affiliates under any Contract to which Seller or any of its Affiliates is a party or by which any of their respective assets are bound, whether with or without notice or the passage of time or both, or (c) result in a violation of any Legal Requirement applicable to Seller or any of its Affiliates, except for such exceptions to the foregoing clause (b) that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect or that will be cured, waived or otherwise remedied on or prior to the Closing Date. This Agreement constitutes, and the Related Documents to be executed by Seller when executed and delivered will constitute, valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by (i) bankruptcy or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally or (ii) the availability of equitable remedies generally.
Section 5.3    Governmental and Other Required Consents. Except as set forth in Schedule 5.3, no Consent of any Governmental Body or third party is required to be obtained by Seller in connection with the execution and delivery by Seller of this Agreement or the Related Documents or the consummation of the transactions contemplated by this Agreement or the Related Documents, other than the Consents the failure of which to be obtained would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
Section 5.4    Title to Assets; Encumbrances.
(a)    Seller has good and indefeasible title to the Assets reflected in the Financial Statements except those disposed of since the date of the Financial Statements in the ordinary course of business or otherwise disposed of in accordance with this Agreement. None of the Assets are subject to any Encumbrance except (i) Encumbrances described in Schedule 5.4(a) and (ii) Permitted Encumbrances. Upon consummation of the transactions contemplated by this Agreement and the Related Documents and receipt of all Consents listed on Schedule 5.3, Seller will have assigned, transferred and conveyed to Buyer good and transferable title to the Assets, free and clear of all Encumbrances except those Encumbrances referred to in clauses (i) and (ii) above.
(b)    Attached as Schedule 5.4(b)(i) is a list of all real property owned by Seller or its Affiliates relating to the Business (the “Owned Real Property”). Attached as Schedule 5.4(b)(ii) is a list of all leases, licenses or other occupancy agreements (“Leases”) under which Seller (or its Affiliates) is a landlord, tenant, licensor, licensee or occupant relating to the Business (the “Leased Real Property”).
(c)    Except as set forth in Schedule 5.4(c)(i), Seller owns or possesses all Easements (as set forth on Schedule 5.4(c)(ii)), which Easements are sufficient to conduct the Business as now being conducted without any known conflict with the rights of others, in each case except to the extent that the failure to own or possess such Easements would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
(d)    Except in cases that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect, (i) Seller enjoys peaceful and undisturbed possession under all material Leased Real Property, and (ii) all such Leases are valid and subsisting and in full force and effect.

(e)    There are no pending or Threatened events of default or monetary defaults existing under any Leases or Easements, and all Easements are in full force and effect. There are no pending or Threatened (i) condemnation or similar proceedings relating to any Owned Real Property or Easements or (ii) proceedings to change any zoning classification affecting any Owned Real Property or Easements.
Section 5.5    Financial Statements. Schedule 5.5 sets forth the unaudited statement of assets and liabilities of the Business as of September 30, 2012 (the “Balance Sheet”) and the unaudited statement of profit of the Business for the nine-month period ended September 30, 2012 (collectively, the “Financial Statements”). Except as set forth in Schedule 5.5 and subject to customary year-end adjustments and the absence of footnotes, the Financial Statements have been prepared consistent with Seller’s consolidated audited financial statements as of, and for its fiscal year ended, December 31, 2011, which Seller financial statements were prepared, in all material respects, in accordance with GAAP. Except as set forth in Schedule 5.5, the Balance Sheet presents, and the Carve-Out Financials, when delivered, will present, fairly in all material respects the financial condition of the Business as of their respective dates, and the statement of profit included in the Financial Statements presents, and the Carve-Out Financials (including, with respect to the Carve-Out Financials, the statement of cash flows), when delivered, will present, fairly in all material respects the results of operations of the Business for the respective periods covered thereby. The books and records of Seller from which the Financial Statements were, and the Carve-Out Financials will be, derived were complete and accurate in all material respects at the time of such preparation and are maintained in accordance with sound accounting practice.
Section 5.6    Compliance with Legal Requirements; Governmental Permits. Except relating to tax matters (which are provided for in Section 5.8), employee benefit matters (which are provided for in Section 5.12) or environmental matters (which are provided for in Section 5.14), and except as set forth on Schedule 5.6 or as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, (a) neither Seller nor any of its Affiliates is or since January 1, 2010 has been in violation of any Legal Requirement or Permit that is applicable to it, and (b) Seller possesses all Permits required by any applicable Legal Requirement related to the operations of the Business, all such Permits are in full force and effect, and no appeal or other proceeding is pending or Threatened to revoke any such Permits.
Section 5.7    Legal Proceedings; Outstanding Orders. Except as set forth in Schedule 5.7, there is no pending or Threatened material Proceeding (a) against Seller or any of its Affiliates or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. Except as disclosed in Schedule 5.7, there are no outstanding Orders against Seller or its Affiliates (other than any Order relating to rates, tariffs and similar matters arising in the ordinary course of business) that would reasonably be expected to impose any material restriction or materially burdensome requirement on the Assets or the Business following Closing.
Section 5.8    Taxes. Seller filed all United States federal, state, local and foreign Tax Returns required to be filed by Seller with respect to the Assets or requests for extensions to file such Tax Returns have been timely filed, and Seller has timely paid and discharged or made adequate provision for all Taxes (other than Retained Liabilities) except where the failure to so file, pay, discharge or make adequate provision are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. All such Tax Returns are true, correct and complete in all material respects. There are no pending audits, other examinations, or Threatened Proceedings relating to the Business except as set forth in Schedule 5.8. There are no Tax liens on the Assets other than Permitted Encumbrances. As of the date of this Agreement, Seller (with respect to the Business) has not granted any waiver of any statute of limitations, or any extension of a period for the assessment of, any Tax except as set forth in Schedule 5.8. As of the Closing Date, Seller (but only to the extent secured by the Business or the Assets) will not be a party to, be bound by or have any obligation under any Tax sharing agreement, Tax indemnity or similar agreement, understanding or arrangement or by operation of law pursuant to which Seller has assumed an obligation or would be liable to satisfy any Tax obligations of another person or entity. The only representations and warranties given in respect of tax matters are those contained in this Section 5.8 and none of the other representations and warranties set forth in this Agreement shall be deemed to constitute, directly or indirectly, a representation or warranty with respect to tax matters.
Section 5.9    Intellectual Property. Except as set forth on Schedule 5.9, Seller possesses or has adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the Business in the manner in which it is currently being conducted by Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), except for the failure to possess or have adequate rights to use such properties that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 5.9, Seller has no Knowledge of (a) any infringement or claimed infringement by Seller of any patent, trademark, service mark or copyright of others or (b) any infringement or claimed infringement of any patent, trademark, service mark or copyright owned by or under license to Seller except for any such infringements of the type described in clause (a) or (b) that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.
Section 5.10    Personal Property. Except for such exceptions as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the machinery and equipment included among the Assets are in normal operating condition and in a state of reasonable maintenance and repair in accordance with Good Utility Practices and are suitable in all material respects for the purposes for which they are now being used in the conduct of the Business and in accordance with past practice of the Business.

Section 5.11    Material Contracts.
(a)    Schedule 5.11 contains a complete list of all Material Contracts. Seller has made available to Buyer a true and correct copy of each Material Contract, including all amendments, waivers and modifications thereof. Except as described in Schedule 5.11, (i) each Material Contract is a valid and binding obligation of Seller, enforceable against it in accordance with its terms, and, to Seller’s Knowledge, is a valid and binding obligation of each other party thereto, (ii) each Material Contract is in full force and effect (subject to the expiration of the stated term of any such Material Contract in accordance with its terms) and (iii) there are no defaults under or breaches of any such Contracts by Seller or any of its Affiliates or, to Seller's Knowledge, the counterparties to such Contracts, except for any failure to be in full force and effect and for any default or breach that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.
(b)    All Assumed Contracts (including all individual transactions thereunder) for the purchase, supply, transportation, storage and delivery of natural gas or other energy commodities, or for the management of price or other risks associated therewith, have been or will be entered into and operated in compliance with all relevant regulations promulgated by, and all other requirements of, each of the MPSC and Federal Energy Regulatory Commission.
Section 5.12    Employee Benefit Matters.
(a)    Schedule 5.12(a) contains a true and complete list of each material deferred compensation and each incentive or equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other welfare plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other pension plan, fund or program (within the meaning of Section 3(2) of ERISA); and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a single employer within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), in each case for the benefit of any Employee or Former Employee (the “Employee Plans”). Seller’s Pension Plans and Seller’s 401(k) Plan are the only Employee Plans that are intended to be qualified under Section 401(a) of the IRC. Other than Employees and Former Employees of the Business (and their applicable beneficiaries), no individuals participate in or are otherwise entitled to receive benefits from Seller’s Pension Plans. Each Employee Plan that is subject to Section 302 or Title IV of ERISA or Sections 412 and 430 of the IRC is hereinafter referred to as a “Title IV Plan.” Other than as specifically set forth in the Employee Agreement, Buyer shall have no liability with respect to any Employee Plan of Seller or any of its Affiliates.
(b)    With respect to each Employee Plan, Seller has heretofore delivered to Buyer true and complete copies of the Employee Plan and any amendments thereto (or if the Employee Plan is not a written Employee Plan, a description thereof), any related trust or other funding vehicle documents, the most recent actuarial valuation reports, annual reports, Forms 5500 and asset statements, in each case, as applicable, any summary plan descriptions required under ERISA or the IRC and the most recent determination letter received from the IRS with respect to each Employee Plan intended to qualify under Section 401 of the IRC.

(c)    As of the date hereof, no liability under Section 302 or Title IV of ERISA has been incurred by Seller or any ERISA Affiliate with respect to Seller’s Pension Plans that has not been satisfied in full, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due). Except as set forth on Schedule 5.12(c), since May 1, 2010 to the date of this Agreement, there has been no “reportable event” (as such term is defined in Section 4043 of ERISA) in connection with any of Seller’s Pension Plans other than reportable events for which notice is waived under applicable regulations.
(d)    Except as set forth on Schedule 5.12(d), all contributions, premiums or payments required to be made by Seller or any of its ERISA Affiliates with respect to any Employee Plan prior to the Closing Date have been timely made prior to the Closing Date or, if not yet due, have been reflected in the Financial Statements in accordance with GAAP, and will be reflected in the Carve-Out Financials in accordance with GAAP when delivered.
(e)    No Title IV Plan that is maintained or contributed to by Seller or its ERISA Affiliates and for which Buyer could, directly or indirectly, reasonably be expected to have liability, is or has been a multiemployer plan, as defined in Section 3(37) of ERISA, nor is any Title IV Plan a plan described in Section 4063(a) of ERISA. Neither Seller nor any ERISA Affiliate has made or suffered a complete withdrawal or a partial withdrawal, as determined under Sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full). With respect to each Title IV Plan, as of the date of this Agreement, there has been no material change in the financial condition of any such Title IV Plan since the last day of its most recently completed fiscal year.
(f)    None of Seller, any Employee Plan, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which Seller or any Employee Plan could be subject to either a material penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the IRC.
(g)    Each Employee Plan has been operated and administered (including with respect to required contributions thereunder) in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the IRC.
(h)    Each Employee Plan intended to be qualified under Section 401(a) of the IRC is so qualified and has received a favorable determination or opinion letter as to its qualification. To the Knowledge of Seller, nothing has occurred since the date of determination of such qualification and exemption that would reasonably be expected to materially adversely affect the qualified or exempt status of such Employee Plan or trust. Each Employee Plan intended to satisfy the requirements of Section 501(c)(9) of the IRC has satisfied such requirements in all material respects.
(i)    Except as disclosed in Schedule 5.12(i)(A), no Employee Plan provides medical, surgical, hospitalization, death or similar benefits coverage (whether or not insured) for Employees or Former Employees for periods extending beyond their retirement or other termination of service, other than (A) coverage mandated by Section 4980B of the IRC, Section 601 et seq of ERISA, or comparable provisions of state law, (B) death benefits under any pension plan, or (C) benefits the full cost of which is borne by the Employee or Former Employee (or in either case, his beneficiary).

(j)    No amounts payable under the Employee Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the IRC as a result of the transactions contemplated by this Agreement.
(k)    Except as disclosed in Schedule 5.12(k), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Employee or Former Employee to severance pay or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due an Employee or Former Employee.
(l)    Except as would not result in material cost or liability to Buyer or its Affiliates, there are no pending or, to the Knowledge of Seller, Threatened or anticipated claims, liens, lawsuits or complaints by or on behalf of any Employee Plan, by any Employee, Former Employee or beneficiary thereof covered under any such Employee Plan, or otherwise involving any such Employee Plan (other than routine claims for benefits).
(m)    Except as disclosed in Schedule 5.12(m), (i) Seller has no plan, contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by applicable law, to modify any Employee Plan, and (ii) each Employee Plan that provides medical, surgical, hospitalization, death or similar benefits coverage (whether or not insured) for Employees or Former Employees for periods extending beyond their retirement or other termination of service may be amended, modified or terminated at any time without incurring liability thereunder, other than medical or welfare claims incurred prior to such amendment or termination.
(n)    The only representations and warranties given in respect of employee benefit matters are those contained in this Section 5.12, the Employee Agreement and, to the extent related to the funding (or underfunding) of any Employee Plan, Section 5.5, and none of the other representations and warranties set forth in this Agreement shall be deemed to constitute, directly or indirectly, a representation or warranty in respect of employee benefit matters.
Section 5.13    Employee and Labor Matters.
(a)    Schedule 5.13(a) lists all collective bargaining agreements, works council agreements, labor union contracts, trade union agreements, and other agreements (each a “Collective Bargaining Agreement”) with any union, works council, or labor organization (each a “Union” and collectively “Unions”) to which Seller is a party or by which it is bound with respect to the Business.
(b)    With respect to the Business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(i)    to Seller’s Knowledge, in the past three (3) years, no Union or group of employees of Seller has sought to organize any employees for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with Seller, or filed a petition for recognition with any Governmental Body;
(ii)    as of the date hereof, no Collective Bargaining Agreement is being negotiated by Seller;

(iii)    in the past three (3) years there have been no strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs, or other forms of organized labor disruption with respect to Seller;
(iv)    Seller is in compliance with all Legal Requirements, including under the Fair Labor Standards Act, relating to (A) the legal eligibility to work for all employees; (B) proper classification of each “independent contractor,” consultant, subcontractor or other contingent worker; and (C) each employee classified as “exempt” from overtime;
(v)    within the past three (3) years, Seller has not failed to provide advance notice of layoffs or terminations as required by the Worker Adjustment and Retraining Notification (“WARN”) Act or any state or local Legal Requirements, regarding the termination or layoff of employees or has incurred any liability or obligation under such Legal Requirements;
(vi)    Seller is in compliance with all applicable Legal Requirements relating to labor and employment, including all Legal Requirements relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; disability; labor relations; wages and hours; hours of work; payment of wages; immigration; workers’ compensation; employee benefits; working conditions; occupational safety and health; family and medical leave; or employee terminations; data privacy and data protection; and
(vii)    there are no pending or Threatened lawsuits, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, actions, claims or proceedings (including without limitation any administrative investigations, charges, claims, actions, or proceedings), against Seller brought by or on behalf of any applicant for employment, any current or former employee, representative, agents, consultant, independent contractor, subcontractor, or leased employee, volunteer, or “temp” of Seller, or any group or class of the foregoing, or any Governmental Body, in each case in connection with his or her affiliation with, or the performance of his or her duties to, Seller, any person alleging to be a current or former employee, any group or class of the foregoing, or any Governmental Body, or alleging violation of any labor or employment Legal Requirements, breach of any Collective Bargaining Agreement, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship.
Section 5.14    Environmental Matters.
(a)    Except as set forth in Schedule 5.14(a):
(i)    Compliance. Seller is and, since July 9, 2005, has been, in compliance with all Environmental Laws applicable to the Assets or the Business except where the failure to be in compliance with such Environmental Laws would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Seller has not received any written communication that alleges that Seller is not in compliance with applicable

Environmental Laws related to the Assets or the Business except for any such written communications relating to matters that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
(ii)    Environmental Permits. Seller has obtained or applied for in a timely manner, all environmental, health and safety Permits (collectively, the “Environmental Permits”) necessary for the construction of its facilities or the conduct of its present operations related to the Assets or the Business, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Seller is, and at all times since July 9, 2005, has been, in compliance with all terms and conditions of its Environmental Permits related to the Assets or the Business, in each case except where the failure to obtain or apply or be in compliance with such Environmental Permits or the requirement to make any expenditure in connection with such Environmental Permits would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
(iii)    Environmental Claims. There is no Environmental Claim related to the Assets or the Business pending (x) against Seller or any of its Affiliates, (y) to the Knowledge of Seller, against any person or entity whose liability for any Environmental Claim Seller or any of its Affiliates has retained or assumed either contractually or by operation of law, or (z) against any real or personal property or operations that Seller or any of its Affiliates owns, leases or manages, in whole or in part, or, to the Knowledge of Seller, against any real or personal property or operations that Seller or any of its Affiliates formerly owned, leased or managed, in whole or in part, which, in the cases of (x), (y) or (z) would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
(iv)    Releases. Seller has no Knowledge of any Releases of any Hazardous Material related to the Assets or the Business and its current or former assets, properties and operations that would reasonably be expected to form the basis of any Environmental Claim against Seller, or any of its Affiliates, or against any person or entity whose liability for any Environmental Claim Seller or any of its Affiliates has retained or assumed either contractually or by operation of law, or any requirement under any Environmental Law to investigate or remediate such Release except for Releases of Hazardous Materials, the liability for which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not constitute an Assumed Liability.
(v)    Predecessors. Seller has no Knowledge, with respect to any predecessor of Seller or any of its Affiliates, of any Environmental Claim or Environmental Liability related to the Assets or the Business pending or Threatened, or of any Release of Hazardous Materials that would reasonably be expected to form the basis of any Environmental Claim or Environmental Liability, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    With the exception of Sections 5.16 and 5.21, the only representations and warranties given with respect to environmental matters and compliance with and liability under Environmental Laws are those contained in this Section 5.14 and none of the other representations and warranties shall be deemed to constitute, directly or indirectly, a representation or warranty with respect to environmental matters and compliance with and liability under Environmental Laws.
Section 5.15    Absence of Certain Changes or Events. Except (a) as set forth in Schedule 5.15(a), (b) for any intercompany receivables or payables that will be paid, cancelled or offset prior to Closing as contemplated in Section 2.5 and (c) any actions taken by Seller that would be permitted by Section 6.1(a), since June 30, 2012, the Business has been conducted in the ordinary course of business consistent with past practice (it being acknowledged that Seller and its Affiliates have conducted a sale process with respect to the Business and that, in connection therewith, several parties were permitted access to confidential information of the Business). Since June 30, 2012, there has not been any event or condition, or series of events or conditions that, individually or in the aggregate, has resulted in or would be reasonably likely to result in a Material Adverse Effect.
Section 5.16    Regulatory Matters.
(a)    Schedule 5.16(a) sets forth all of the currently pending rate filings relating to the Business heretofore made by Seller before any Governmental Body and each other currently pending rate Proceeding of any Governmental Body relating to the Business (other than Proceedings that also affect other Persons engaged in a business similar to the Business such as generic or industry-wide Proceedings).
(b)    Since January 1, 2010, Seller has filed or caused to be filed with any Governmental Body all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required by any Legal Requirement to be filed by Seller with any Governmental Body with respect to the Business, the Assets or the Assumed Liabilities.
(c)    All currently effective material filings relating to the Business, the Assets or the Assumed Liabilities heretofore made by Seller with any Governmental Body, including any financial statements therein, were made in material compliance with Legal Requirements then applicable thereto and the information contained therein was true and correct in all material respects as of the respective dates of such filings.
(d)    Seller, under the jurisdiction of the MPSC, is legally entitled to provide services in all areas (i) where it currently provides service to its customers as part of the Business or (ii) as identified on its tariff.
Section 5.17    Brokers. Except as set forth in Schedule 5.17, no broker or finder has acted for or on behalf of Seller or any Affiliate of Seller in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, or to any other compensation based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Buyer has or will have any liability or obligation (contingent or otherwise).
Section 5.18    Disclaimer. Except as otherwise expressly set forth in this Agreement and the Related Documents, Seller expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the assets or properties currently or formerly used, operated, owned, leased, controlled, possessed, occupied or maintained by Seller, and Seller SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF

MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS OR PROPERTIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE RELATED DOCUMENTS, SUCH ASSETS AND PROPERTIES ARE BEING ACQUIRED, “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, WITH ALL FAULTS AND THAT BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.
Section 5.19    Insurance.
(a)    Schedule 5.19(a) sets forth a true and complete list of all current policies of property and casualty insurance, insuring the properties, assets, employees and/or operations of the Business (collectively, the “Policies”). All premiums payable under such Policies have been paid in a timely manner and Seller has complied in all material respects with the terms and conditions of all such Policies.
(b)    All material Policies are in full force and effect. Neither Seller nor any of its Affiliates is in material default under any provisions of the Policies.
Section 5.20    Absence of Undisclosed Liabilities. Except as disclosed on Schedule 5.20, neither Seller nor any of its Affiliates has any Indebtedness or liability, absolute or contingent, related to the Assets or the Business of a nature required by GAAP to be reflected in a consolidated corporate balance sheet relating solely to the Business, except liabilities, obligations or contingencies that (a) are accrued or reserved against in the Financial Statements or (b) were incurred or accrued in the ordinary course of business (including liens of current taxes and assessments not in default) since September 30, 2012.
Section 5.21    Sufficiency of Assets.
(a)    Except as set forth on Schedule 5.21(a), the Assets include all assets, properties and rights necessary for the operation of the Business consistent with past practice and as currently operated.
(b)    Except as set forth on Schedule 5.21(b), none of the assets of Seller or any of its Affiliates that are located outside of the State of Missouri relate primarily to the Business.
Section 5.22    Filings. No statement furnished by Seller or its Affiliates for inclusion in any filing with any Governmental Body in connection with obtaining such Governmental Body’s Consent for the consummation of the transactions contemplated by this Agreement will contain, as of the date such information is so provided, any untrue statement of a material fact or will omit to state, as of the date such information is so provided, any material fact that is necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
ARTICLE VI
COVENANTS

Section 6.1    Covenants of Seller. Seller agrees to observe and perform the following covenants and agreements:
(a)    Conduct of the Business Prior to the Closing Date. With respect to the Business, except (x) as contemplated in this Agreement or in Schedule 6.1, (y) as required by any Legal Requirement or Order or (z) as otherwise expressly consented to in writing by Buyer, which consent will not be unreasonably withheld, conditioned or delayed, prior to the Closing, Seller will, and will cause its Affiliates to:
(i)    not make or permit any material change in the general nature of the Business;
(ii)    operate and maintain the Business in the ordinary course of business consistent with Good Utility Practices, and operate and maintain the Assets in their present condition, reasonable wear and tear excepted, subject to retirements in the ordinary course of business;
(iii)    not enter into, assign, amend, renew or extend, any Lease, Easement, material transaction or Material Contract other than in the ordinary course of business;
(iv)    not (A) sell, lease (as lessor) or dispose of or otherwise transfer or make any Contract for the sale, lease (as lessor), disposition or transfer of, or subject to any Encumbrance (other than a Permitted Encumbrance), any Assets, other than (1) the sale of inventory in the ordinary course of business or (2) the sale or lease (as lessor) of Assets not to exceed $1,000,000.00 in the aggregate, or (B) purchase or lease (as lessee), or make any Contract for the purchase or lease (as lessee) of, any Assets, other than (x) the purchase of inventory in the ordinary course of business, (y) pursuant to any capital expenditure reflected in the capital expenditure budget previously delivered to Buyer and set forth on Schedule 6.1(a)(iv), or (z) the purchase or lease (as lessee) of Assets not to exceed $10,000,000.00 in the aggregate;
(v)    not allow any material change in the levels of inventory customarily maintained by Seller with respect to the Business;
(vi)    not make any unbudgeted capital expenditure or capital expenditure commitment in excess of $5,000,000.00 in the aggregate except in the event of service interruption, emergency or casualty loss;
(vii)    comply in all material respects with all applicable material Legal Requirements, including those relating to the filing of reports and the payment of Taxes due to be paid prior to the Closing, other than those contested in good faith for which reserves have been established in accordance with GAAP;
(viii)    comply with the Employee Agreement;
(ix)    except (A) in the ordinary course of business and consistent with past practice (including any annual salary adjustments and bonus determinations), (B) as required by the terms of any existing Contract which has been disclosed on Schedule 5.11, Employee

Plan or Collective Bargaining Agreement, or (C) in connection with changes to or the implementation of Employee Plans that apply uniformly to Transferred Employees and all other employees of Seller and its Affiliates, not grant any material increase or change in total compensation or benefits (taken as a whole) to any of the Transferred Employees or enter into any employment, severance or similar Contract with any Person or amend any such existing Contracts (except, with respect to any such amendment, as may be required by applicable law);
(x)    not terminate any employees of the Business, other than any terminations in the ordinary course of business consistent with past practice;
(xi)    not terminate or relinquish any material rights under any Lease, Easement or Material Contract;
(xii)    not create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness for money borrowed other than intercompany debt (it being understood and agreed that customer advances, customer deposits and construction advances do not create indebtedness for money borrowed) and pursuant to advances made by Seller to the Business;
(xiii)    to the extent relating primarily to the Business, not (A) change any material financial or Tax accounting methods, policies or practices except as required by a change in GAAP, (B) make, revoke or amend any material Tax election, (C) file any material amended Tax Return or claim for refund which may result in a material adjustment of any item of income, gain, deduction or loss with respect to the Business, (D) consent to extend the period of limitations for the payment or assessment of any material Tax, (E) enter into any closing agreement affecting any material Tax liability or refund, or (F) settle or compromise any material Tax liability or refund;
(xiv)    maintain the Policies;
(xv)    not initiate any general rate Proceeding or settle or withdraw any material filings relating to the Business with any Governmental Body; and
(xvi)    not make any commitment to take any of the actions prohibited by this Section 6.1(a).
(b)    Entry into Material Contracts. Seller shall reasonably consult with Buyer prior to entering into any Assumed Contract with respect to the Business that, if existing as of the date hereof, would have been required to be set forth on Schedule 5.11 as a Material Contract. Seller shall promptly provide to Buyer a copy of any such Assumed Contract. Schedule 5.11 shall be deemed supplemented to include such Assumed Contract if (i) Buyer consents in writing thereto, or (ii) such Assumed Contract is for the provision of commodities, goods or services by any third party (other than an Affiliate) entered into in the ordinary course of business consistent with past practice and may be terminated by Buyer, without penalty, on no more than ninety (90) days prior written notice following the Closing. Except as provided by the foregoing, such Assumed Contracts and, at the option of Buyer, any Material Contracts existing as of the date hereof that are not set forth on Schedule 5.11 shall be Excluded Assets and deemed to be listed on Schedule 1.1(b), notwithstanding any other provision of this Agreement.
(c)    Access to the Business, Assets and Records; Updating Information.
(xvii)    (i)    From and after the date hereof and until the Closing Date, Seller shall (A) permit Buyer and its Representatives to have, on reasonable notice and at reasonable times, reasonable access (including for inspection and copying) to all properties, employees, offices and books, papers and records to the extent that they reasonably relate to the ownership, operation, obligations and liabilities of the Business and the Assets, (B) furnish Buyer with such financial and operating data and other information with respect to the Business as Buyer may from time to time reasonably request, and (C) furnish Buyer with a copy of each material report, schedule or other document reasonably relating to the Business; provided, however, that such access shall not unreasonably interfere with the operation of the Business; and provided, further, that Buyer hereby agrees to defend, indemnify and hold harmless Seller from and against all Losses arising out of or relating to Buyer’s access provided pursuant to this Section 6.1(c)(i). Without limiting the application of the Confidentiality Agreement, all documents or information furnished by Seller or obtained by Buyer hereunder shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing or any provision of the Confidentiality Agreement, but subject to Section 6.1(d), Seller acknowledges and agrees that, from and after the Closing, all information relating to the Business shall be deemed to be confidential information of Buyer and shall not be subject to the terms of the Confidentiality Agreement.
(xviii)    (ii)    Seller will notify Buyer as promptly as practicable of any (A) significant change in the ordinary course of business for the Business, (B) material Proceedings (Threatened or pending) or Orders involving or affecting the Business or the transactions contemplated by this Agreement, (C) unbudgeted capital expenditure or commitment in excess of $500,000, individually, (D) failure of a Material Contract to remain in full force and effect, and (E) notice of any event that is reasonably likely to give rise to any Environmental Liability with respect to the Business, and shall use reasonable efforts to keep Buyer fully informed of such events. In addition, each party will, promptly after obtaining knowledge thereof, give written notice to the other party of any event or condition that causes, or is reasonably likely to cause, any representation or warranty of the notifying party to be inaccurate or that is reasonably likely to result in the non-fulfillment of any of the conditions to the consummation of the transactions hereunder. Except as expressly provided in Section 6.1(b), neither such notice nor the receiving party’s resulting knowledge of the matters disclosed therein shall be deemed to waive or limit in any respect any representation or warranty, rights in respect thereof, or conditions to the consummation of the transactions under this Agreement
(d)    Confidentiality. From and after the Closing Date, Seller shall, and shall cause its Affiliates and their respective Representatives to, keep confidential and not disclose any information relating to the Business (whether in the possession of Seller, any Affiliate of Seller or such Representatives at the time of the Closing or subsequently obtained by Seller, any Affiliate of Seller or any such Representative from Buyer pursuant to this Agreement or any Related Document) (“Restricted Information”), and shall not directly or indirectly use such Restricted Information for any purpose, except as and to the extent permitted by the terms of this Agreement or any Related Document. The obligation to keep such Restricted Information confidential shall continue indefinitely from the Closing Date and shall not apply to any information which (i) is in the public domain, (ii) is published or otherwise becomes part of the public domain through no fault of Seller, any of its Affiliates or any of their Representatives or (iii) becomes available to Seller, any of its Affiliates or any of their Representatives on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from Seller or Buyer on a confidential basis. Notwithstanding the foregoing, Seller may make disclosures required by law; provided, that Seller, to the extent practicable, shall provide Buyer with prompt notice thereof so that Buyer may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.1(d). In the event that such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 6.1(d), Seller shall, or shall cause the Person required to disclose such Restricted Information to, furnish only that portion of the information that such Person is advised by an opinion of Seller’s counsel is legally required, and, to the extent practicable, Seller shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment is accorded the Restricted Information so furnished.
(e)    Non-Solicitation of Employees. Except as otherwise set forth in Section 2.3 of the Employee Agreement, for a period of two (2) years after the Closing Date, Seller shall not, and shall cause its Affiliates not to, without the prior written approval of Buyer, directly or indirectly, solicit, encourage, entice or induce any Transferred Employee or any other employee of Buyer or its Affiliates to terminate his or her employment with Buyer or any of its Affiliates; provided, however, that such prohibition shall not apply to any person who responds to a general solicitation.
(f)    Assets Owned by Affiliates. Prior to or at the Closing, Seller shall cause each of its Affiliates that holds any interest in any of the Assets as of the Closing Date to cause such Assets to be transferred and conveyed to Buyer hereunder upon the Closing (and any liability of Seller to any of its Affiliates created thereby shall be deemed an Excluded Liability).
Section 6.2    Covenants of Buyer. Buyer agrees to observe and perform the following covenants and agreements:
(a)    Access to Information. After Closing, Buyer will, and will cause its Representatives to, at no cost to Buyer or its Representatives, afford to Seller, including its Representatives, on reasonable notice and at reasonable times, reasonable access to all books, records, files and documents related to the Business in order to permit Seller to prepare and file its Tax Returns and to prepare for and participate in any investigation with respect thereto, to prepare for and participate in any other investigation and defend any Proceedings relating to or involving Seller or the Business for which Seller may be responsible, to discharge its obligations under this Agreement and the other Related Documents to which it is a party and for other reasonable purposes and will afford Seller reasonable assistance in connection therewith. Buyer will cause such records to be maintained for not less than seven (7) years from the Closing Date and will not dispose of such records without first offering in writing to deliver them to Seller; provided, however, that in the event that Buyer transfers all or a portion of the Business to any third party during such period, Buyer may transfer to such third party all or a portion of the books, records, files and documents related thereof, provided such third party transferee expressly assumes in writing the obligations of Buyer under this Section 6.2(a). In addition, on and after the Closing Date, at Seller’s request, Buyer shall make available to Seller and its Affiliates and Representatives, on reasonable notice and at reasonable times, those employees of Buyer reasonably requested by Seller in connection with any Proceeding, including to provide testimony, to be deposed, to act as witnesses and to assist counsel; provided, however, that (i) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of Buyer and (ii) Seller shall reimburse Buyer for the out-of-pocket costs reasonably incurred by Buyer in making such employees available to Seller. Without limiting the application of Section 6.1(d), all documents or information furnished by Buyer or obtained by Seller or its Representatives hereunder shall be subject to Section 6.1(d).
(b)    Seller Guarantees and Surety Instruments. Buyer shall use its commercially reasonable efforts to assist Seller in obtaining full and complete releases on the guarantees, letters of credit, bonds and other surety instruments provided by Seller in connection with the Business, all of which have been listed by Seller on Schedule 6.2(b). For purposes of this Section 6.2(b), commercially reasonable efforts shall include: (i) Buyer’s assumption of the Contracts on the terms set forth in this Agreement; and (ii) an obligation on the part of Buyer to provide a guaranty, letter of credit, bond or other surety instrument at Closing (upon substantially the same terms as such surety instrument provided by Seller) to the extent required by any Contract assumed by Buyer at Closing and, in general, no later than ninety (90) days after the Closing Date but effective as of the Closing Date, an equivalent surety instrument (upon substantially the same terms as such surety instrument provided by Seller) to be substituted for any surety instrument provided by Seller to any beneficiary in connection with the Business. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates for any and all Losses (in each case without deduction or set off) incurred on account of Seller’s guarantees, letters of credit, bonds and other surety instruments on or after the Closing Date insofar as such Losses relate to any failure of Buyer to perform or discharge any Assumed Liability on or after the Closing.
Section 6.3    Reasonable Best Efforts; Governmental Filings.
(a)    Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, each party hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement and the Related Documents, including: (i) the obtaining of all necessary Consents required to consummate the transactions contemplated by this Agreement and the Related Documents in a timely manner, including any Consent required under any Legal Requirement, Contract, Lease or Easement applicable to the Business and all Consents listed in Schedule 5.3, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Related Documents or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Body vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and the Related Documents; provided, however, that in no event shall Seller or its Affiliates be required to pay any penalty, compensation or other consideration to any third party for any such Consent. In the event that any Proceeding is commenced challenging the proposed transactions contemplated by this Agreement or the Related Documents, each of the parties shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Related Documents.
(b)    HSR Act Filing. Buyer and Seller shall use their respective reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby no later than thirty (30) days following the date of this Agreement. Buyer and Seller shall supply as promptly as practicable any additional information or documentary material that may be requested pursuant to the HSR Act and shall take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (such expiration or termination is hereinafter referred to as “Clearance”). Subject to the last sentence of this Section 6.3(b), Buyer and Seller shall use their reasonable best efforts to keep the other party informed with respect to the status of submissions under the HSR Act, including with respect to: (i) the receipt of any non-action, action, clearance, consent, approval or waiver, (ii) the expiration of any waiting period, (iii) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding and (iv) the nature and status of any objections raised or proposed or threatened to be raised with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller shall comply substantially with any lawful additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission (the “Antitrust Authorities”) and use their respective reasonable best efforts to take all other actions to obtain Clearance from the Antitrust Authorities, including, without limitation, agreeing to divest, hold separate or otherwise restrict the use or operation of any business or assets of Buyer or Seller or any of their respective subsidiaries and agreeing to any conduct or other remedy in order to secure Clearance from Antitrust Authorities (each, a “Divestiture Action”). Buyer and its Affiliates shall use their respective reasonable best efforts to take promptly any steps necessary to obtain Clearance from the Antitrust Authorities as promptly as practicable in order to allow the consummation of the transactions contemplated by this Agreement and the Related Documents no later than the End Date, provided, that, for the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, neither party shall be required or obligated (and shall not be obligated to cause any of its subsidiaries) to take any Divestiture Action if doing so would, individually or in the aggregate, have a Material Adverse Effect.
(c)    Other Regulatory Filings. Buyer and Seller will prepare and file (i) no later than thirty (30) days following the date of this Agreement, a joint application, substantially in the form of Schedule 6.3(c)(i), to the MPSC for the approval by the MPSC of the transactions contemplated hereby, accompanied by any required direct testimony in support of such application, and (ii) promptly following the date of this Agreement, with any other Governmental Body, requests for such other Consents as may be necessary for the consummation of the transactions contemplated by this Agreement or the Related Documents. Buyer and Seller will diligently pursue such Consents and will cooperate with each other in seeking such Consents. To such end, the parties agree to make available the personnel and other resources of their respective organizations in order to obtain all such Consents. Each party will promptly inform the other party of any communication received by such party from, or given by such party to, any Governmental Body from which any such Consent is required and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and will permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Body or, in connection with any Proceeding by a private party, with such other Person, and to the extent permitted by such Governmental Body or other Person, give the other party the opportunity to attend and to participate in such meetings and conferences. Buyer shall use its reasonable best efforts to (i) take promptly any and all steps necessary to resolve the issues raised by the MPSC, its Staff or parties to the proceedings before the MPSC in connection with the transactions contemplated by this Agreement and (ii) obtain approval from the MPSC as promptly as practicable in order to allow the consummation of the transactions contemplated by this Agreement no later than the End Date, including committing to and effecting, by stipulation, settlement or otherwise, conditions on Buyer or the Assets imposed by the MPSC, including the conditions approved by the MPSC in the Non-Unanimous Stipulation and Agreement in Case No. GM-2011-0412; provided, however, that Buyer shall not be required or obligated (and shall not be obligated to cause any of its subsidiaries) to take any action if such action would have a Material Adverse Effect.
Section 6.4    Seller Marks. No later than one hundred eighty (180) days after the Closing Date, Buyer shall cease using any names, marks, trade names, trademarks and corporate symbols and logos incorporating “Southern Union”, “Southern,” “SU” and “SUG” (collectively and together with all other names, marks, trade names, trademarks and corporate symbols and logos owned by Seller or any of its Affiliates, other than those included in the Assets, the “Seller Marks”) and shall remove from the Assets any and all Seller Marks. Thereafter, except as required by Legal Requirement or with the prior written consent of Seller, Buyer shall not use any Seller Mark or any name or term confusingly similar to any Seller Mark in connection with the sale of any products or services, in the corporate or doing business name of any of its Affiliates or otherwise in the conduct of its or any of its Affiliates’ businesses or operations. In the event that Buyer breaches this Section 6.4, Seller shall be entitled to specific performance of this Section 6.4 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.
Section 6.5    Acknowledgment by Buyer. In order to induce Seller to enter into and perform this Agreement and the Related Documents, Buyer acknowledges and agrees with Seller as follows:
THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND THE RELATED DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THERE ARE NO REPRESENTATIONS, WARRANTIES, COVENANTS, UNDERSTANDINGS OR AGREEMENTS, ORAL OR WRITTEN, IN RELATION THERETO BETWEEN THE PARTIES OTHER THAN THOSE INCORPORATED HEREIN AND THEREIN. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE RELATED DOCUMENTS, BUYER DISCLAIMS RELIANCE ON ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLER OR ITS AFFILIATES OR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE

FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS PROVIDED IN SECTION 5.14, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF SELLER WITH RESPECT COMPLIANCE WITH ENVIRONMENTAL LAWS AND ENVIRONMENTAL PERMITS OR THE PRESENCE OR RELEASES OF HAZARDOUS MATERIAL IN THE FIXTURES, SOILS, GROUNDWATER, SURFACE WATER OR AIR ON, UNDER OR ABOUT OR EMANATING FROM ANY OF THE PROPERTIES OR ASSETS OF SELLER.
Section 6.6    Continuing Services. Within fifteen (15) days after the execution date of this Agreement, Buyer shall deliver to Seller a list of its proposed Representatives to a joint continuing services team, which shall include individuals with expertise from various functional specialties associated or involved in providing billing, payroll and other support services provided to the Business by any automated or manual process using facilities or employees that are not included among the Assets or Transferred Employees. Seller will add its Representatives to such team within fifteen (15) days after receipt of Buyer’s list. Such team will be responsible for preparing as soon as reasonably practicable after the execution date of this Agreement, and timely implementing, a continuing services plan that will identify and describe substantially all of the various continuing services activities that the parties will cause to occur before and after the Closing and any other transfer of control matters that any party reasonably believes should be addressed in such continuing services plan, substantially in the form attached hereto as Exhibit 6.6 (the “Continuing Services Agreement”). Buyer and Seller shall use their commercially reasonable efforts to cause their Representatives on such continuing services team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable continuing services plan. The specific continuing services activities will be mutually agreed upon and more fully set forth in a definitive Continuing Services Agreement to be executed and delivered by Buyer and Seller at the Closing.
Section 6.7    Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing, and by Buyer at all times thereafter (subject to the representations and warranties of Seller set forth in this Agreement and the Related Documents and Buyer’s rights to indemnification pursuant to Section 12.1). If any such loss, damage, impairment, confiscation or condemnation occurs prior to Closing, Seller shall apply the proceeds of any insurance policy, judgment or award with respect thereto to repair, replace or restore the Assets as soon as reasonably practicable (whether before or after Closing) to their prior condition; provided, however, anything contained in this Agreement to the contrary notwithstanding, Seller shall not be obligated to expend sums in excess of the proceeds of any insurance policy (together with the amount of any deductible or self-insured retention), judgment or award with respect to any loss, damage, impairment, confiscation or condemnation of any of the Assets in order to repair, replace or restore such Assets to their prior condition. In the event (“Casualty Event”) of any damage or destruction to the Assets which would result in the nonsatisfaction of a condition precedent to Buyer's obligation to consummate this Agreement, Buyer at its option, may proceed to close this Agreement on the Closing Date, in which event Seller shall pay or assign to Buyer (together with the amount of any deductible or self-insured retention) the proceeds from any insurance policies covering Assets subject to the Casualty Event to the extent such proceeds are received by or payable to Seller and have not been used in or committed to the restoration or replacement of Assets subject to the Casualty Event as of the Closing

Date. For the avoidance of doubt, the determination of whether there has been any damage or destruction to the Assets which would result in the nonsatisfaction of a condition precedent to Buyer’s obligation to consummate this Agreement shall only take into account those repairs, replacements and restorations that have actually taken place.
Section 6.8    Outstanding Payments and Bank Accounts.
(a)    Notwithstanding anything contained herein to the contrary, (i) to the extent elected by Buyer prior to the Closing, all of the bank accounts and lock boxes of Seller used in or in connection with the Business shall be considered “Assets” for purposes of this Agreement and shall be transferred to Buyer at the Closing, (ii) any checks that are in the possession of Seller at the Closing that relate to accounts receivable (or any other asset) included in the Assets shall be transferred to Buyer at the Closing and (iii) any checks that are in the possession of Seller at the Closing that relate to accounts receivable (or any other asset) not included in the Assets shall be retained by Seller.
(b)    From and after the Closing, (i) if Seller or any of its Affiliates receives or collects any funds relating to any accounts receivable (or any other asset) included in the Assets, Seller or its Affiliates shall remit any such amounts to Buyer as promptly as practicable but no later than ten (10) days after Seller or any of its Affiliates receives such sum, and (ii) Seller and its Affiliates shall promptly forward all mail, remittances, receipts or other mailings received by any of them relating to the Business to Buyer.
Section 6.9    Financing.
(a)    Subject to the terms and conditions of this Agreement, Buyer shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Letter, after giving effect to the market flex terms in the Fee Letter, and shall not permit any amendment or modification to be made to (other than to amend the Financing Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Financing Letter as of the date of this Agreement), or any waiver of any provision or remedy under, the Financing Letter or the Fee Letter, if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing or (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing or other terms in a manner that would reasonably be expected to (x) delay or prevent the Closing (y) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur or (z) adversely impact the ability of Buyer to enforce its rights against the other parties to the Financing Letter or the definitive agreements with respect thereto; provided that Buyer shall have the right to substitute other financing for all or any portion of the Financing from the same and/or alternative financing sources; provided, further, that such substitution shall only be permitted if (i) the terms thereof would not be reasonably expected to delay or prevent the Closing or make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur and (ii) the conditions to the Financing set forth in the Financing Letter would not be expanded or modified in a manner that would reasonably be expected to delay or prevent the Closing, provided, still further, that any such substitute financing shall not obligate any of Seller or its Affiliates as a surety, guarantor or indemnitor or to extend credit to any Person. Any reference in this Agreement to (A) “Financing,” shall include the financing contemplated by the Financing Letter as amended or modified in compliance with this Section 6.9(a) and (B) “Financing Letter,” and “Fee Letter” shall include such documents as amended or modified in compliance with this Section 6.9(a).
(b)    Buyer shall use its reasonable best efforts (i) to maintain in effect the Financing Letter in accordance with the terms and subject to the conditions thereof, (ii) to negotiate and enter into all definitive agreements with respect to the Financing on the terms and conditions contained in the Financing Letter, including the market flex provisions in the Fee Letter, and (iii) to satisfy all conditions to such definitive agreements and consummate the Financing at or prior to the Closing. Buyer shall keep Seller reasonably apprised of the status of the Financing and developments with respect thereto (including giving Seller prompt notice of any material change with respect to such Financing) and shall provide to Seller copies of all material definitive documents related to the Financing. Without limiting the generality of the foregoing, Buyer agrees to notify Seller promptly, and in any event within two (2) Business Days, if at any time (x) the Financing Letter shall expire or be terminated for any reason, (y) any of the other parties to the Financing Letter notify Buyer that such party no longer intends to provide financing on the terms set forth therein or (z) to Buyer’s knowledge (without a requirement of due inquiry), any of the other parties to the Financing Letter is or is alleged to be in breach or default thereunder.
(c)    To the extent necessary to complete the transactions contemplated hereby, Buyer shall use its reasonable best efforts to cause the parties providing Financing to fund on the Closing Date the Financing required to consummate the transactions contemplated hereby and the other transactions contemplated by the Financing Letter, including by taking enforcement action, if all conditions in the Financing Letter and all conditions to Closing contained in this Agreement are satisfied or waived, or upon funding will be satisfied.
(d)    If the Financing Letter shall be terminated or modified in a manner materially adverse to Buyer, if the Financing Letter shall be materially breached or repudiated by the other parties to the Financing Letter, or if any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Letter (other than as a result of obtaining substitute debt financing in accordance with Section 6.9(a)) (such event, an “Original Financing Failure”), Buyer shall use its reasonable best efforts to arrange promptly to obtain alternative financing from alternative sources on terms and conditions not less favorable to Buyer than those contained in the Financing Letter and the Fee Letter and in an amount at least equal to the Financing or such unavailable portion thereof, as the case may be (the “Alternate Financing”), and to obtain a new financing commitment letter with respect to such Alternate Financing (the “New Financing Letter”), which shall replace the existing Financing Letter, provided that any such Alternate Financing shall not obligate any of Seller or its Affiliates as a surety, guarantor or indemnitor or to extend credit to any Person (the terms described in this proviso “Prohibited Alternate Terms”). Buyer shall not execute a New Financing Letter or consummate any Alternate Financing, without the written consent of Seller, if (i) the terms of the New Financing Letter or Alternate Financing are, in the aggregate, less favorable to the Seller than the Financing Letter or the Financing (without giving effect to the Original Financing Failure), (ii) the terms thereof would be reasonably expected to delay or prevent the Closing or make the timely funding of the Alternate Financing or satisfaction of the conditions to obtaining the Alternate Financing less likely to occur, as compared to the Financing Letter and the Financing (without giving effect to the Original Financing Failure) or (iii) the conditions to the Alternate Financing set forth in the New Financing Letter would be expanded or modified in a manner that would reasonably be expected to delay or prevent the Closing, as compared to the Financing Letter and the Financing (without giving effect to the Original Financing Failure). Buyer shall promptly provide a true, correct and complete copy of such New Financing Letter to Seller. In the event any New Financing Letter is obtained, (i) any reference in this Agreement to the “Financing” shall mean the financing contemplated by the Financing Letter as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Financing Letter” shall be deemed to include the Financing Letter that is not superseded by a New Financing Letter at the time in question and the New Financing Letter to the extent then in effect and (iii) any reference in this Agreement to “Fee Letter” shall be deemed to include any fee or other letter relating to the Financing Letter that are not superseded by a New Financing Letter at the time in question and the New Financing Letter to the extent then in effect.
(e)    Notwithstanding anything to the contrary set forth in this Agreement, with the consent of Seller, Buyer shall be entitled to pursue substitute financing, the terms of which may differ from the terms set forth in the Financing Letter and such substitute financing may not constitute Alternate Financing. No actions taken by Buyer, its Affiliates or their respective Representatives in connection therewith shall in and of itself constitute a breach of the obligations of Buyer under this Agreement.
(f)    Notwithstanding anything to the contrary set forth in paragraphs (a)-(e) of this Section 6.9, Buyer hereby acknowledges and agrees that receipt of the Financing or Alternate Financing does not constitute a condition to the consummation of the transactions contemplated by this Agreement.
Section 6.10    Financing Cooperation.
(a)    For purposes of this Section 6.10, the term “Financing” shall include any Permanent Financing (as defined in the Financing Letter), whether for debt, equity or otherwise. Prior to the Closing, Seller shall, and shall use reasonable best efforts to cause each of its Affiliates and Representatives to, use reasonable best efforts to provide to Buyer such cooperation reasonably requested by Buyer and reasonably required in connection with the Financing or the Alternate Financing, including (to the extent reasonably requested and reasonably required):
(i)    participating in a customary and reasonable number of meetings, presentations, due diligence sessions, drafting sessions, road shows and sessions with rating agencies;
(ii)    assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses (registered or otherwise) and similar documents for the Financing, including execution and delivery of customary representation letters in connection with an audit of the Business and auditors comfort letter;
(iii)    as promptly as reasonably practical, and in no event later than March 31, 2013, furnishing Buyer with (x) audited balance sheets for the Business as at December 31, 2011 and 2012, and (y) audited statements of income and cash flows for the Business for the three (3) years ended December 31, 2012 and (z) within forty-five (45) days of the end of the relevant fiscal quarter, unaudited interim financial statements for each fiscal quarter ending after January 1, 2013 (collectively, the “Carve-Out Financials”);
(iv)    in addition to the information required pursuant to clause (iii), above, as promptly as reasonably practical, furnishing Buyer and the other parties to the Financing Letter with financial and other information regarding the Business and the Assets as may be reasonably requested by Buyer (including in connection with Buyer’s preparation of pro forma financial statements), including unaudited interim financial statements, financial data, projections, audit reports and other information of the type required by Regulation S-X and Regulation S-K of the Securities Act of 1933 for a registered public offering, and of type and form customarily included in private placements under Rule 144A, to consummate the offering(s) of debt or equity securities contemplated by the Financing, or as otherwise reasonably required in connection with the Financing, or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt or equity securities contemplated by the Financing (all such information in clause (iii) and this clause (iv), including the Carve-Out Financials, the “Required Information”);
(v)    providing information relating to the Business that is reasonably available to it to assist in the preparation of any credit agreements, indentures, purchase agreements, currency or interest hedging arrangements, other definitive financing documents, officer’s certificates, customary closing documents, or other certificates or documents with respect to the Financing contemplated by the Financing as may be reasonably requested by Buyer;
(vi)    furnishing Buyer and their Financing sources as promptly as practicable all financial information required to be delivered pursuant to the Financing Letter and monthly financial statements for the Business (to the extent prepared in the ordinary course of business);
(vii)    assisting Buyer to obtain waivers, consents, estoppels and approvals from other parties to Contracts, material Leases and Easements, and Encumbrances to which the Assets or the Business are bound; and
(viii)    cooperating with Buyer in its efforts to obtain accountants’ comfort Letter, consents, legal opinions, surveys, appraisals, engineering reports, environmental and other inspections, title insurance and other documentation and items relating to the Financing, as reasonably requested by Buyer;
provided that (A) nothing herein shall require such cooperation to the extent it would require Seller or any of its Affiliates to waive or amend any terms of this Agreement, incur any Liabilities, pay any fees, reimburse any expenses, in each case, with respect to the Financing, prior to the Closing for which it has not received prior reimbursement by or on behalf of Buyer, or would cause Seller or any of its Affiliates to breach this Agreement or become unable to satisfy a condition to the Closing, (B) nothing herein shall require such cooperation from Seller or its Affiliates to the extent it would unreasonably interfere with the ongoing operations of Seller or its Affiliates and (C) there shall be no action, Liability or obligation of Seller or its Affiliates under any certificate, agreement, arrangement, document or instrument relating to the Financing. Notwithstanding anything to the contrary in this Section 6.10, neither Seller nor its Affiliates shall be in breach of the covenant set forth in this Section 6.10 if it has acted in good faith to comply with the cooperation and assistance set forth herein.
(b)    Buyer shall indemnify the Seller Indemnitees from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of them, directly or indirectly relating to, arising out of or resulting from the arrangement of the Financing, any other financing and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable Legal Requirement.
(c)    Seller will use its reasonable best efforts to update Required Information provided to Buyer pursuant to clauses (iii) and (iv) of Section 6.10(a) as may be necessary such that the Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1    Seller’s Conditions Precedent to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Seller:
(a)    Representations and Warranties True as of the Closing Date. Buyer’s representations and warranties in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, subject to changes expressly contemplated and permitted by this Agreement, except that representations and warranties made as of, or in respect of, only a specified date or period shall be true and correct in all material respects as of, or in respect of, such date or period.
(b)    Compliance with Agreements. The covenants, agreements and conditions required by this Agreement and the Employee Agreement to be performed and complied with by Buyer shall have been performed and complied with in all material respects prior to or at the Closing Date.
(c)    Certificate. Buyer shall execute and deliver to Seller a certificate of an authorized officer of Buyer, dated the Closing Date, stating that the conditions specified in Sections 7.1(a) and 7.1(b) of this Agreement have been satisfied.
(d)    Governmental Approvals. (i) Buyer or Seller, as appropriate, shall have obtained all Consents of Governmental Bodies listed on Schedule 5.3 by Final Order that are required in order to consummate the transactions contemplated hereby and (ii) such Consents shall not contain terms or conditions reasonably likely to result, individually or in the aggregate, in a material adverse effect on Seller and shall not impose or be reasonably likely to result in an unduly burdensome condition on Seller.

(e)    HSR Act. The applicable waiting period under the HSR Act, including any extension thereof, with respect to the transactions contemplated hereby shall have expired or have been terminated.
(f)    No Injunctions. On the Closing Date, there shall be no Legal Requirement that operates to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.
(g)    Third Party Consents. (i) Buyer or Seller, as appropriate, shall have obtained all Consents (which shall be in full force and effect at the Closing) of Persons (other than Governmental Bodies) listed on Schedule 5.3 that are required in order to consummate the transactions contemplated hereby and (ii) such Consents shall not contain terms or conditions reasonably likely to result, individually or in the aggregate, in a material adverse effect on Seller and shall not impose or be reasonably likely to result in an unduly burdensome condition on Seller.
(h)    NEG Purchase Agreement. The conditions contained in Sections 7.1 and 7.2 of the NEG Purchase Agreement shall have been satisfied or waived as provided in the NEG Purchase Agreement, and the parties to the NEG Purchase Agreement shall be capable of closing the transactions contemplated by the NEG Purchase Agreement concurrently with the Closing.
(i)    Documents. Buyer shall have delivered or shall stand ready to deliver all the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder on or before the Closing Date, including pursuant to Section 8.1, and shall have taken such actions as Seller may have requested pursuant to Section 11.2.
(j)    Proceedings Seeking an Injunction. No action or proceeding initiated by any Governmental Body seeking an Order prohibiting the consummation of the transactions contemplated by this Agreement shall be pending.
Section 7.2    Buyer’s Conditions Precedent to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Buyer:
(a)    Representations and Warranties. (i) the representations and warranties of Seller set forth in Section 5.1, Section 5.2 and the first and last sentences of Section 5.4(a) of this Agreement shall be true and correct, in each case, both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time; and (ii) the representations and warranties of Seller set forth in this Agreement (other than the representations and warranties of Seller set forth in Section 5.1, Section 5.2 and the first and last sentences of Section 5.4(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect.

(b)    Compliance with Agreements. The covenants, agreements and conditions required by this Agreement or the Employee Agreement to be performed and complied with by Seller shall have been performed and complied with in all material respects prior to or at the Closing Date.
(c)    Certificate. Seller shall execute and deliver to Buyer a certificate of an authorized officer of Seller, dated the Closing Date, stating that the conditions specified in Sections 7.2(a) and 7.2(b) of this Agreement have been satisfied.
(d)    Governmental Approvals. (i) Buyer or Seller, as appropriate, shall have obtained all Consents of Governmental Bodies by Final Order that are required in order to consummate the transactions contemplated hereby and to transfer the Assets to Buyer and (ii) such Consents shall not contain terms or conditions that would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
(e)    HSR Act. The applicable waiting period under the HSR Act, including any extension thereof, with respect to the transactions contemplated hereby shall have expired or have been terminated.
(f)    No Injunctions. On the Closing Date, there shall be no Legal Requirement that operates to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.
(g)    Documents. Seller shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including pursuant to Section 8.1.
(h)    No Material Adverse Effect. No occurrence or condition (alone or together with other occurrences or conditions) giving rise to a Material Adverse Effect shall have occurred since the date of this Agreement.
(i)    Third Party Consents. (i) Buyer or Seller, as appropriate, shall have obtained all Consents (which shall be in full force and effect at the Closing) of Persons (other than Governmental Bodies) listed on Schedule 5.3 that are required in order to consummate the transactions contemplated hereby and (ii) such Consents shall not contain terms or conditions that would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
(j)    Proceedings Seeking an Injunction. No action or proceeding initiated by any Governmental Body seeking an Order prohibiting the consummation of the transactions contemplated by this Agreement shall be pending.
ARTICLE VIII
CLOSING
Section 8.1    Closing. The closing of the purchase and sale of the Assets (the “Closing”) will take place at the offices of Latham & Watkins LLP at 811 Main Street, Suite 3700, Houston, Texas 77002, on the third Business Day after the conditions specified in Sections 7.1 and 7.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing) are satisfied or waived, unless another time, date and place is agreed to in writing by the parties; provided, however, that neither Seller nor Buyer shall be required to close the transactions contemplated by this Agreement until all conditions to the obligations of Seller or Buyer, as the case may be, shall have been satisfied or waived in accordance with the provisions of Article VII. The date of the Closing is referred to in this Agreement as the “Closing Date.” The transactions to be consummated on the Closing Date shall be deemed to have been consummated as of 12:01 a.m., local time, on the Closing Date. At the Closing, the following events shall occur, each event being deemed to have occurred simultaneously with the other events.
(a)    Bill of Sale and Assignment and Assumption. Seller and Buyer shall execute and deliver a bill of sale, assignment and assumption agreement, special warranty deeds or quitclaim deeds (with each interest in Real Property owned by Seller or any of its Affiliates to be conveyed to Buyer with a special warranty deed to the extent Seller was provided with a special warranty deed when it acquired such Real Property interest and each interest in Real Property owned by Seller to be conveyed to Buyer with a quitclaim deed to the extent Seller was provided with a quitclaim deed when it acquired such Real Property interest) and a quitclaim blanket easement assignment for each county or other applicable jurisdiction, each in a form reasonably acceptable to the parties.
(b)    FIRPTA. Seller shall deliver to Buyer a certification of its non-foreign status as set forth in Section 1445 of the IRC and the Treasury regulations promulgated thereunder.
(c)    Payment of Estimated Purchase Price. Buyer will pay to Seller an amount equal to the Estimated Purchase Price by wire transfer, in lawful money of the United States of America in immediately available funds, to such account as Seller shall have designated by notice to Buyer.
(d)    Other Related Documents. To the extent consistent with the other provisions of this Agreement, Seller (or the appropriate Affiliate of Seller) and Buyer shall execute and deliver such other Related Documents and shall obtain and deliver such other certificates reasonably requested by a party that are necessary in order to satisfy any applicable Legal Requirements relating to the transfer of the Assets to Buyer or the assumption of the Assumed Liabilities by Buyer; provided, however, that nothing in this clause (d) shall obligate Seller or any Affiliate of Seller to execute or deliver any document that affects, in a manner adverse to Seller, Seller’s liability to Buyer as expressed herein.
ARTICLE IX
TERMINATION
Section 9.1    Termination Rights. This Agreement may be terminated in its entirety at any time prior to the Closing:
(a)    By the mutual written agreement of Seller and Buyer;
(b)    By Buyer, on the one hand, or Seller, on the other hand, in writing if there shall be in effect a Final Order prohibiting, enjoining or restricting the transactions contemplated by this Agreement;

(c)    By either party in writing if there shall have been a material breach of any of the representations or warranties set forth in this Agreement and the Related Documents (which, for purposes of this Article IX, shall include any violation of or inaccuracy in any of the representations or warranties set forth in this Agreement or the Related Documents as measured on any relevant date (not just the date hereof and the Closing Date)) on the part of the other party, which breach is not cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(c) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.2(a) (in the case of a breach of a representation or warranty by Seller) or Section 7.1(a) (in the case of a breach of a representation or warranty by Buyer) and provided, further, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein;
(d)    By either party in writing if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement or in the Related Documents on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein or in the Related Documents);
(e)    By either party in writing if the Closing has not occurred by the date that is ten (10) months after the date of this Agreement (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(e) will not be available to any party that is in material breach of its representations, warranties, covenants or agreements contained herein or in the Related Documents; and provided further that in the event Seller’s conditions precedent to Closing set forth in Section 7.1(d) or 7.1(e) or Buyer’s conditions precedent to Closing set forth in Sections 7.2(d) or 7.2(e) have not been satisfied prior to the End Date but are reasonably capable of being satisfied thereafter, then either party may, following written notice to the other, extend the End Date in thirty (30) day increments (up to an aggregate of one hundred twenty (120) days); or
(f)    By Seller, if at Closing Buyer fails to make the payments required to be made by Buyer at Closing.
Section 9.2    Limitation on Right to Terminate; Effect of Termination.
(a)    A party shall not be allowed to exercise any right of termination pursuant to Section 9.1 if the event giving rise to the termination right shall be due to the willful failure of such party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements hereunder to be performed or observed by such party.
(b)    If this Agreement is terminated as permitted under Section 9.1 and except as provided in this Section 9.2(b), such termination shall be without liability of or to any party to this Agreement, or any shareholder or Representative of such party; provided, however, that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of any other party or to perform a covenant of this Agreement or from a material and willful breach by any party to this Agreement (it being understood that the failure to cure a breach shall not, by itself, be a willful breach of this Agreement), then such party shall (subject to the last sentence of this Section 9.2(b)) be fully liable for any and all damages sustained or incurred by the other party; provided, however, if (i) all of Buyer’s and Seller’s conditions precedent to Closing have been satisfied (except with respect to the representations and warranties set forth in Section 4.4), (ii) this Agreement is terminated by Seller pursuant to Section 9.1(d) due to a breach of Buyer’s covenants in Section 6.9 or Section 6.10 of this Agreement, or Section 9.1(e) or Section 9.1(f) of this Agreement and (iii) Buyer is in violation of its representation in Section 4.4 as measured on such date, then Buyer shall pay to Seller an amount (the “Buyer Termination Fee”) equal to $73,125,000.00, by wire transfer of same day federal funds to the account specified by Seller, within two (2) business days after any such termination. Notwithstanding anything to the contrary in this Agreement, if the Buyer Termination Fee is required to be paid as a result of a termination of this Agreement, Seller’s right to receive the Buyer Termination Fee pursuant to this Section 9.2(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Seller and its Affiliates, as applicable, against Buyer, The Laclede Group, Inc., and their respective Affiliates, and upon payment of the Buyer Termination Fee in accordance with this Section 9.2(b), none of Buyer, The Laclede Group, Inc. and any of their respective stockholders, directors, officers, agents or other representatives, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. If prior to Closing either party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing party in such proceedings shall be entitled to recover all costs incurred by such party including reasonable attorney’s fees, in addition to any other relief to which such party may be entitled; provided, however, and notwithstanding anything to the contrary in this Section 9.2(b), in no event shall either party be entitled to receive any punitive, exemplary, special, remote, speculative, indirect or consequential damages (including any damages on account of lost profits or opportunities) in connection with any termination of this Agreement.
ARTICLE X
EMPLOYEE MATTERS
Section 10.1    Employee Agreement. The parties have addressed the transfer of employees and employee benefit matters in a separate agreement, entitled Employee Agreement, executed and delivered as of even date herewith, the terms and provisions of which agreement are incorporated into this Agreement as if fully set forth herein and a copy of which is attached hereto as Exhibit 10.1 (the “Employee Agreement”).
ARTICLE XI
TAX MATTERS
Section 11.1    Purchase Price Allocation. Within one hundred eighty (180) days after the Closing Date, Buyer and Seller shall use their good faith efforts to agree upon the allocation (the “Allocation”) of the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the IRC), as adjusted pursuant to Section 3.2, among the Assets for U.S. federal (and applicable state and local) income Tax purposes in accordance with Section 1060 of the IRC and the Treasury Regulations thereunder. If Buyer and Seller are unable to resolve any dispute regarding the Allocation within such one hundred eighty (180) day period, such dispute shall be resolved promptly by the CPA Firm, the costs of which shall be borne equally by Buyer and Seller. If the Purchase Price is adjusted pursuant to this Agreement, the Allocation shall be adjusted as mutually agreed by Buyer and Seller. Buyer and Seller covenant and agree that (a) Buyer and Seller shall file all Tax Returns (including, but not limited to, IRS Form 8594) consistent with the Allocation, and (b) neither Buyer nor Seller will take any Tax position before any Governmental Body or in any Proceeding with respect to Tax that is in any way inconsistent with such Allocation; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed Tax deficiency or adjustment by any Governmental Body based upon or arising out of the Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed Tax deficiency or adjustment by any Governmental Body challenging such Allocation. Each of Buyer and Seller agrees to provide the other promptly with any other information reasonably required to complete Form 8594 and Form 8883 (and any similar forms required for state or local Tax purposes). Each of Buyer and Seller shall notify the other in the event of an examination, audit or other proceeding regarding the Allocation determined under this Section 11.1.
Section 11.2    Cooperation with Respect to Like-Kind Exchange. Buyer agrees that Seller may, at Seller’s election at or prior to the Closing Date, direct that all or a portion of the Purchase Price be delivered to a “qualified intermediary” (as defined in Treasury Regulation Section 1.1031(k) - 1(g)(4)) identified by Seller (a “Qualified Intermediary”) in order to enable Seller’s relinquishment of the Assets to qualify as part of a like-kind exchange of property covered by Section 1031 of the IRC and any corresponding state income Tax provision. If Seller so elects, Buyer shall cooperate with Seller in connection with Seller’s efforts to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller requests in order to enable Seller to qualify such transfer as part of a like-kind exchange of property covered by Section 1031 of the IRC (including any actions required to facilitate the use of a Qualified Intermediary.) Notwithstanding anything herein, the structuring of the transactions in a manner that qualifies the transactions as part of a like-kind exchange shall not be a condition to Closing. Buyer agrees that Seller may assign all or part of its rights and delegate all or part of its obligations under this Agreement to a Qualified Intermediary to qualify the transfer of the Assets as part of a like-kind exchange of property covered by Section 1031 of the IRC and any corresponding state income Tax provision. Any and all representations, obligations, agreements, warranties and covenants made by Seller to Buyer in connection with this Agreement shall remain in full force and effect and continue to inure to the benefit of Buyer, notwithstanding any assignment of this Agreement to a Qualified Intermediary in connection with such Section 1031 exchange. Nothing in this Section 11.2 shall in any manner relieve Seller from any of its obligations under this Agreement, and Seller shall remain primarily liable to Buyer pursuant to the terms of this Agreement. Buyer and Seller agree in good faith to use reasonable efforts to coordinate the transactions contemplated by this Agreement with any other transactions engaged in by either Buyer or Seller; provided that such efforts do not result in an unreasonable delay in the consummation of the transactions contemplated by this Agreement. Buyer’s cooperation and actions taken pursuant to this Section 11.2 shall not increase Buyer’s liabilities or obligations pursuant to the terms of this Agreement, and Seller shall indemnify and hold Buyer harmless from any out-of-pocket cost or expense (including but not limited to legal fees, opinions of counsel or other costs incurred in implementing any transaction under this Section 11.2), or any obligation or liability incurred by Buyer in connection with any action taken by Buyer under this Section 11.2 or such Section 1031 exchange. Notwithstanding anything to the contrary in this Section 11.2, in no event shall Seller transfer title to any of the Assets to any Person other than directly to Buyer or its designee.
Section 11.3    Transaction Taxes. All transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar taxes, fees and expenses (including, but not limited to, all applicable stock transfer, real estate transfer or conveyance Taxes and including any penalties, interest and additions to such tax) (“Transaction Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne one-half by Buyer and one-half by Seller, regardless of whether the Tax authority seeks to collect such Taxes from Seller or Buyer. Buyer and Seller shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of laws relating to such Transaction Taxes. Seller shall prepare all tax filings related to any Transaction Taxes, which shall be subject to the reasonable review of Buyer, and also shall notify Buyer of any claimed material exemptions from Transaction Taxes for which no filing is required which shall be subject to the reasonable review of Buyer.
Section 11.4    Real and Personal Property Taxes. All real (including public utility realty tax) and personal property Taxes and assessments arising with respect to the Assets and any similar utility Taxes of any other jurisdiction shall be prorated between Buyer and Seller based on the relative periods of time the Assets were owned by each respective party or their respective Affiliates during the fiscal period for which such Taxes are imposed by the applicable taxing jurisdiction (as such fiscal period is or may be reflected on the bill rendered by such taxing jurisdiction, but in the case of Taxes imposed based on the specific day of ownership of assets or other specified standard not tied to a fiscal period, a fiscal period shall be deemed to be the three hundred sixty five (365) day period ending with such date). Upon receipt by Buyer of the tax bill, invoice or other statement regarding such real and personal property Taxes, Buyer shall calculate the pro rata share of such tax bill, invoice or other statement attributable to Buyer and Seller. To the extent such Taxes have not otherwise been accrued or accounted for in the Base Statement or the Final Closing Statement, Buyer then shall forward, as soon as practicable, to Seller a copy of such tax bill, invoice or statement along with the supporting documentation relating to the calculation of the pro rata share to Seller that had not otherwise been accrued or accounted for in the Base Statement or the Final Closing Statement. Seller then shall forward to Buyer payment of its pro rata share of such Taxes in immediately available funds as soon as practicable and in advance of the due date of the tax bill, invoice or statement and in time to avoid the incurrence of penalties, interest or other increases or additions to such Taxes. In the event Seller first receives a tax bill, invoice or statement relating to the Assets from a taxing authority, Seller shall promptly forward such tax bill, invoice or statement to Buyer.
Section 11.5    Other Taxes. Except as otherwise provided in Sections 11.3 and 11.4, and subject to the provisions and limitations in Article XII, Seller shall indemnify Buyer from and against and in respect of any and all Losses incurred by Buyer, which may be imposed on, sustained, incurred or suffered by or assessed against Buyer, directly or indirectly, to the extent relating to or arising from (a) all Taxes (or the non-payment thereof) of Seller or with respect to the Assets for all taxable periods ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on the Closing Date (“Pre-Closing Tax Period”), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Seller (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (c) any and all Taxes of any Person (other than Seller) imposed on

Seller as a transferee or successor, by contract (excluding customary Tax indemnification provisions in commercial contracts not primarily relating to Taxes) or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (d) any Taxes of Seller that do not relate to the Business or the Assets purchased pursuant to this Agreement.
Section 11.6    Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Seller for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Seller holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Seller for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
Section 11.7    Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article XI and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Section 11.8    Tax Returns. Except as otherwise provided in Sections 11.3 and 11.4,
(a)    Seller shall prepare and file or cause to be prepared and filed when due (including extensions) all Tax Returns that are required to be filed by Seller with respect to the Assets for taxable years or periods ending on or before the Closing Date that are due on or before the Closing Date, and Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practice.
(b)    Except as provided in Section 11.8(a), Buyer shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed with respect to the Assets for taxable years or periods ending on or before the Closing Date. At least twenty (20) days prior to filing any such Tax Return, Buyer shall submit a copy of such Tax Return to Seller for Seller’s review. Buyer shall consider in good faith any comment that Seller submits to Buyer no less than ten (10) days prior to the due date of such Tax Returns. Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.
Section 11.9    Effect of Indemnity Payments. Buyer and Seller hereby agree that any and all indemnity payments made pursuant to this Agreement shall, to the maximum extent permitted by applicable law, be treated for all Tax purposes as an adjustment to the Purchase Price.
Section 11.10    Survival of Obligations. Notwithstanding any other provision of this Agreement, the obligations of Buyer and Seller set forth in this Article XI shall not be subject to any restrictions or limitations other than those expressly set forth in this Article XI and shall survive the Closing.

ARTICLE XII
INDEMNIFICATION
Section 12.1    Indemnification by Seller. From and after Closing and subject to the other provisions of this Article XII, Seller shall indemnify and hold harmless Buyer, its Representatives, Affiliates, and each of their successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses actually incurred by a Buyer Indemnitee, and resulting from:
(a)    (i) any representations and warranties made by Seller in this Agreement or in any Related Document not being true and correct when made, or (ii) any representations and warranties made by Seller in this Agreement or any Related Document not being true and correct as of the Closing Date, each of which representations and warranties will be deemed for purposes of this Section 12.1(a)(ii) to have been made by Seller as of the Closing Date, except that those representations and warranties that are made as of a specific date will be deemed for purposes of this Section 12.1(a)(ii) to have been made by Seller as of such specific date;
(b)    any breach or default by Seller in the performance of its covenants, agreements, or obligations under this Agreement or any Related Document;
(c)    the Retained Liabilities; and
(d)    the Excluded Assets.
Section 12.2    Indemnification by Buyer. From and after Closing and subject to the other provisions of this Article XII, Buyer shall indemnify and hold harmless Seller, its Representatives, Affiliates, and each of their successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against any and all Losses actually incurred by a Seller Indemnitee, and resulting from:
(a)    (i) any representations and warranties made by Buyer in this Agreement or in any Related Document not being true and correct when made, or (ii) any representations and warranties made by Buyer in this Agreement or any Related Document not being true and correct as of the Closing Date, each of which representations and warranties will be deemed for purposes of this Section 12.2(a)(ii) to have been made by Buyer as of the Closing Date, except that those representations and warranties that are made as of a specific date will be deemed for purposes of this Section 12.2(a)(ii) to have been made by Buyer as of such specific date;
(b)    any breach or default by Buyer in the performance of its covenants, agreements, or obligations under this Agreement or any Related Document; and
(c)    the Assumed Liabilities.
Section 12.3    Limitations on Seller’s Liability. Notwithstanding anything to the contrary in this Agreement, the liability of Seller under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:
(a)    EXCEPT TO THE EXTENT ARISING OUT OF FRAUD, CRIMINAL MISREPRESENTATION OR WILLFUL MISCONDUCT, IN NO EVENT SHALL SELLER BE LIABLE TO THE BUYER INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, SPECIAL,

INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES; provided, however, that if Buyer is held liable to a third party for any of such damages and Seller is obligated to indemnify Buyer for the matter that gave rise to such damages, then Seller shall be liable for, and obligated to reimburse Buyer for, such damages.
(b)    Except as provided below, the representations and warranties of Seller set forth in this Agreement or any Related Document shall survive the Closing until the date that is twenty-four (24) months after the Closing Date; provided however, that (i) the representations and warranties set forth in Section 5.1 (Organization, Existence and Qualification), Section 5.2 (Authority Relative to this Agreement and Binding Effect), in the first and last sentences of Section 5.4(a) (Title to Assets; Encumbrances), and in Section 5.17 (Brokers) shall survive indefinitely, and (ii) the representations and warranties set forth in Sections 5.8 (Taxes), 5.12 (Employee Benefit Matters) and 5.13 (Employee and Labor Matters) and in the Employee Agreement shall survive for a period equal to the applicable statute of limitations (giving effect to any extensions or waivers thereof). The other terms of this Agreement and the Related Documents, including the covenants and agreements made in connection herewith and therewith, shall survive the Closing. All representations and warranties, covenants and agreements of Seller under this Agreement and the indemnities granted by Seller in Section 12.1 shall terminate at 5:00 p.m., Central time, on the applicable survival termination date set forth above; provided, however, that such indemnities shall continue to survive with respect only to any specific matter that is the subject of a proper Claim Notice delivered in good faith in compliance with the requirements of this Section 12.3 until the earlier to occur of (i) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached, including the determination of all related Losses, if any, regardless of when such Losses are finally determined or (ii) the date on which the matter described in such Claim Notice has otherwise reached final resolution, including the determination of all related Losses, if any, regardless of when such Losses are finally determined. In no event shall any amounts be recovered from Seller under Section 12.1 or otherwise for any matter for which a Claim Notice is not delivered to Seller prior to the close of business on the applicable expiration date set forth above.
(c)    Notwithstanding anything to the contrary in this Agreement, in no event shall Seller indemnify the Buyer Indemnitees, or be otherwise liable in any way whatsoever to the Buyer Indemnitees, for any Losses (determined after giving effect to the other provisions of this Section 12.3) otherwise subject to indemnification by Seller pursuant to Section 12.1(a) (other than in respect of any claim for any inaccuracy or breach (or deemed inaccuracy or breach) of the representations and warranties contained in Section 5.4(a), which claims shall not be subject to the limitations set forth in this Section 12.3(c)) until the Buyer Indemnitees have incurred Losses otherwise indemnifiable pursuant to Section 12.1(a) that in the aggregate exceed $10,000,000.00 (the “Deductible”), after which Seller shall then be liable for all Losses incurred by the Buyer Indemnitees that are indemnifiable pursuant to Section 12.1(a) in excess of such amount up to the maximum amount set forth in Section 12.3(d). Losses subject to indemnification by Seller pursuant to Section 12.1(a) (other than in respect of any claim for any inaccuracy or breach (or deemed inaccuracy or breach) of the representations and warranties contained in Section 5.4(a)) relating to any single breach or series of related breaches by Seller shall not constitute Losses, and therefore shall not be applied toward the Deductible or be indemnifiable hereunder, unless such Losses relating to any single breach or series of related breaches exceed $100,000.00. For purposes of this Section 12.3, the Losses resulting from any breach of the representations and warranties of Seller (other than the representations and warranties of Seller in Section 5.11 and the last sentence of Section 5.15) shall be determined without regard to the effect of any qualifications relating to materiality or Material Adverse Effect (it being understood that such qualifications shall not be disregarded for purposes of determining whether or not any breaches of such representations or warranties have occurred).
(d)    Notwithstanding anything to the contrary in this Agreement, (i) in no event shall Seller indemnify the Buyer Indemnitees, or be otherwise liable in any way whatsoever to the Buyer Indemnitees, for any Losses (determined after giving effect to the other provisions of this Section 12.3) otherwise subject to indemnification by Seller pursuant to Section 12.1(a) (other than in respect of any claim for any inaccuracy or breach (or deemed inaccuracy or breach) of the representations and warranties contained in Section 5.4(a)) that in the aggregate exceed $100,000,000.00, and (ii) in no event shall Seller indemnify the Buyer Indemnitees, or be otherwise liable in any way whatsoever to the Buyer Indemnitees, for any Losses (determined after giving effect to the other provisions of this Section 12.3) otherwise subject to indemnification by Seller pursuant to Section 12.1(a) (solely in respect of any claim for any inaccuracy or breach (or deemed inaccuracy or breach) of the representations and warranties contained in Section 5.4(a)) that in the aggregate exceed the Purchase Price.
(e)    Seller shall have no liability for the portion of any claim or Loss for which Buyer has recovered or has been specifically authorized to recover through rates; provided, however, that Buyer shall have made a good faith effort to recover any such claim or Loss through rates and that such recovery is not indeterminable due to the terms of any rate settlement agreed to by Buyer. No cost or expense relating to any such claim or Loss that is actually recovered on the basis of the foregoing shall be included in determining the extent of Losses suffered by the Buyer Indemnitees for purposes of Section 12.3(c) or Section 12.3(d). If at any time subsequent to the receipt by a Buyer Indemnitee of an indemnity payment from Seller hereunder, such Buyer Indemnitee (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Loss for which it receives such indemnity payment, such Buyer Indemnitee shall promptly pay to Seller an amount equal to the amount of such recovery, less any expense incurred by such Buyer Indemnitee (or its Affiliates) in connection with such recovery, but in no event shall any such payment exceed the amount of such indemnity payment.
(f)    Seller shall have no liability for the portion of any claim or Loss to the extent (but only to the extent) the liability for such Loss was reflected in Net Assets and taken into account in determining the Final Purchase Price.
(g)    Notwithstanding any language contained in any Related Document (including deeds and other conveyance documents relating to the Real Property), any representations and warranties of Seller set forth in any Related Document, the indemnification obligations of Seller, and the limitations on such obligations, set forth in this Agreement shall control. No provision set forth in any such Related Document shall be deemed to enlarge, alter or amend the terms or provisions of this Article XII.
Section 12.4    Limitation on Buyer’s Liability. EXCEPT TO THE EXTENT ARISING OUT OF FRAUD, CRIMINAL MISREPRESENTATION OR WILLFUL MISCONDUCT, IN NO EVENT SHALL BUYER BE LIABLE TO THE SELLER INDEMNITEES FOR ANY

EXEMPLARY, PUNITIVE, SPECIAL, REMOTE OR SPECULATIVE DAMAGES; provided, however, that if Seller is held liable to a third party for any of such damages and Buyer is obligated to indemnify Seller for the matter that gave rise to such damages, then Buyer shall be liable for, and obligated to reimburse Seller for, such damages.
Section 12.5    Claims Procedure.
(a)    All claims for indemnification under Section 12.1 or 12.2, or any other provision of this Agreement except as otherwise expressly provided in this Agreement, shall be asserted and resolved pursuant to this Article XII. Any Person claiming indemnification hereunder is referred to as the “Indemnified Party” and any Person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.” In the event that any Losses are asserted against or sought to be collected from or Threatened to be sought from an Indemnified Party by a third party, including a Governmental Body, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. If the Indemnified Party fails to notify the Indemnifying Party of any Losses in accordance with the provisions of this Article XII in reasonably sufficient time such that the Indemnifying Party’s ability to defend against the Losses is prejudiced, then the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Losses to the extent (but only to the extent) of such prejudice. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall reasonably deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses and expressly confirms in writing its obligation to indemnify and hold harmless the Indemnified Party for the Losses that are reasonably likely to result from such claim, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel reasonably acceptable to the Indemnified Party, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense; provided, however, that the participation of such claim by counsel selected by the Indemnifying Party will not, in the reasonable judgment of counsel to the Indemnified Party, create a conflict or potential conflict of interest between such parties. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party Losses, or any cross-complaint against any Person. No claim may be settled or otherwise compromised without the prior written consent of both the Indemnifying Party and the Indemnified Party; provided, however, that the Indemnifying Party may pay, compromise, settle or otherwise dispose of any claim without the prior written consent of the Indemnified Party only if (i) such settlement involves only the payment of money, (ii) such payment is made in full solely by the Indemnifying Party without recourse to the Indemnified Party, and (iii) such settlement does not impose any obligations or restrictions on the Indemnified

Party of any nature. In no event will the Indemnifying Party have the authority to agree, without the consent of the Indemnified Party, to any relief binding on the Indemnified Party other than the payment of money damages by the Indemnifying Party without recourse to the Indemnified Party.
(b)    The Indemnified Party shall provide reasonable assistance to the Indemnifying Party and provide access to its books, records and personnel as the Indemnifying Party reasonably requests in connection with the investigation or defense of the Losses. The Indemnifying Party shall promptly, upon receipt of reasonable supporting documentation, reimburse the Indemnified Party for out-of-pocket costs and expenses incurred by the latter in providing the requested assistance.
(c)    With regard to third party claims for which Buyer or Seller is entitled to indemnification under Section 12.1 or 12.2, such indemnification shall be paid by the Indemnifying Party upon (i) the entry of an Order against the Indemnified Party and the expiration of any applicable appeal period or (ii) a settlement with the consent of the Indemnifying Party, provided that no such consent need be obtained if the Indemnifying Party fails to respond to the Claim Notice as provided in Section 12.5(a). Notwithstanding the foregoing but subject to Section 12.5(a), and provided that there is no dispute as to the applicability of indemnification, expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party as if such expenses are a liability of the Indemnifying Party.
Section 12.6    Exclusive Remedy. Except (i) for claims arising out of fraud, criminal misrepresentation, or willful misconduct, and (ii) as otherwise provided in Sections 2.4(b), 2.4(c), 3.2(b), 6.1(c)(i), 6.2(b), 6.4, 6.10(b), 9.2, 11.2 and 11.5, the rights, remedies and obligations of the Buyer Indemnitees and the Seller Indemnitees set forth in this Article XII will be the exclusive rights, remedies and obligations of such Persons after the Closing with respect to all post-Closing claims relating to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby. Except for claims arising out of fraud, criminal misrepresentation or willful misconduct, no Proceeding for termination or rescission, or claiming repudiation, of this Agreement may be brought or maintained by either party against the other following the Closing Date no matter how severe, grave or fundamental any breach, default or nonperformance may be by one party. Accordingly, except as otherwise provided in this Section 12.6, the parties hereby expressly waive and forego any and all rights they may possess to bring any such Proceeding.
ARTICLE XIII
GENERAL PROVISIONS
Section 13.1    Expenses. Except as otherwise specifically provided herein, each party will pay all costs and expenses of its performance of and compliance with this Agreement, provided that no such costs and expenses payable by Seller (including the fees and expenses of Credit Suisse Securities (USA), LLC and Latham & Watkins LLP) shall be paid from any assets otherwise transferable to Buyer pursuant hereto, and provided further, that notwithstanding anything to the contrary contained herein, Buyer shall pay all of the filing fees (if any) associated with approvals required under the HSR Act and by the MPSC.
Section 13.2    Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given upon receipt if either (a) personally delivered with written acknowledgment of such receipt, (b) sent by prepaid first class mail, and registered or certified and a return receipt requested, as of the date such receipt indicates by signature, (c) sent by overnight delivery via a nationally recognized carrier with written acknowledgment of such receipt or (d) by facsimile or e-mail with, and as of the date of, receipt being acknowledged in writing:
If to Seller, to:

Southern Union Company
5051 Westheimer Road
Houston, TX 77056
Attention:    Martin Salinas Jr.
Facsimile: 713-989-1212
Email: martin.salinas@energytransfer.com
with a copy (which shall not constitute notice), to:

Southern Union Company
5051 Westheimer Road
Houston, TX 77056
Attention:    General Counsel
Facsimile: 713-989-1212
Email: tom.mason@energytransfer.com
and a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: William N. Finnegan IV and Sean T. Wheeler
Facsimile: (713) 546-5401
Email: bill.finnegan@lw.com and sean.wheeler@lw.com
If to Buyer, to:

The Laclede Group, Inc.
720 Olive St.
Saint Louis, MO 63101
Attention: Michael Geiselhart and Mark Darrell
Facsimile: (314) 421-1979
Email: mgeiselhart@thelacledegroup.com; MDarrell@thelacledegroup.com with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park, 45th Floor
New York, NY 10036-6745
Attention: Lucas Torres
Facsimile: (212) 872-1001
Email: ltorres@akingump.com
or at such other address or number as shall be given in writing by a party to the other party.
Section 13.3    Assignment. This Agreement may not be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party hereto, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Seller may assign all or part of its rights or delegate all or part of its duties under this Agreement, without the prior written consent of Buyer, to a Qualified Intermediary chosen by Seller to structure all or part of the transactions contemplated hereby as a like-kind exchange of property covered by Section 1031 of the IRC; provided that no such assignment or delegation shall relieve Seller of its obligations hereunder, and Seller shall remain primarily liable to Buyer pursuant to the terms of this Agreement.
Section 13.4    Successor Bound. Subject to the provisions of Section 13.3, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
Section 13.5    Governing Law. The validity, performance, and enforcement of this Agreement, all Related Documents and the transactions contemplated hereby and thereby, unless expressly provided to the contrary, shall be governed by the laws of the State of Delaware without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Section 13.6    Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between Buyer and Seller, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Buyer and Seller hereby waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and none of the parties shall use the fact of the setting of such amounts or the fact of any inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof; provided, however, that all contracts included on Schedule 5.11 are Material Contracts. The word “including” in this

Agreement shall mean including without limitation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified.
Section 13.7    Publicity. Neither party hereto, nor any of their respective Affiliates or Representatives, shall issue, make or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, or otherwise make any disclosures relating thereto, without the consent of the other party, such consent not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required where such release or announcement is required by applicable law or the rules or regulations of a securities exchange, in which event the party so required to issue such release or announcement shall endeavor, wherever possible, to furnish an advance copy of the proposed release to the other party.
Section 13.8    Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
Section 13.9    Parties in Interest. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder; provided, however, that the indemnification provisions in Article XII shall inure to the benefit of, and be enforceable by, the Buyer Indemnitees and the Seller Indemnitees as provided therein. Without limiting the foregoing, no provision of this Agreement (including the documents and instruments referred to herein) creates any rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement creates any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement; provided, further, that notwithstanding anything to the contrary in this Section 13.9, each of this Section 13.9, Section 13.15, Section 13.17 and Section 13.20 is intended to benefit, and be enforceable by, the Financing Sources and their stockholders, partners and members.
Section 13.10    Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 13.11    Amendment. This Agreement may be amended only by an instrument in writing executed and delivered by the parties hereto.
Section 13.12    Entire Agreement. This Agreement, the Exhibits and Schedules hereto and the documents specifically referred to herein and the Confidentiality Agreement constitute the entire agreement, understanding, representations and warranties of the parties hereto, and supersede all prior agreements, both written and oral, between Buyer and Seller. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any fact or item in any Schedule referenced by a particular paragraph or Section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or Section, be deemed to be disclosed with respect to that other paragraph or Section whether or not any explicit cross-reference appears therein but only to the extent that such relevance is clearly and readily apparent from the face of such disclosure; provided, however, that notwithstanding the foregoing, no disclosures shall be deemed to be disclosed on Schedule 5.20 except for such disclosures explicitly set forth thereon or explicitly incorporated by reference into Schedule 5.20.
Section 13.13    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
Section 13.14    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.
Section 13.15    Consent to Jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Notwithstanding anything in this Agreement to the contrary and without limitation of the rights of the Financing Sources set forth in Section 13.20, the parties hereby agree that they will not bring or support, or permit any of their Affiliates or Representatives to bring or support, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source (or any Financing Source’s stockholders, partners and members) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.
Section 13.16    Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 13.17    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF UNDER OR IN CONNECTION WITH THE FINANCING OR ANY CLAIM OR PROCEEDING INVOLVING THE FINANCING SOURCES.
Section 13.18    Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the parties hereto intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each party hereto hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
Section 13.19    Guarantee. The Laclede Group, Inc. agrees to take all action necessary to cause Buyer to perform all of its respective agreements, covenants and obligations under this Agreement and the Related Documents. The Laclede Group, Inc. unconditionally guarantees to Seller the full and complete performance by Buyer of its respective obligations under this Agreement. This is a guarantee of payment and performance and not of collectability. The Laclede Group, Inc. hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Buyer, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 13.19.
Section 13.20    Financing Sources. Notwithstanding anything in this Agreement to the contrary, neither the Seller, nor any of its stockholders, partners, members, Affiliates or Representatives, and each of their successors and permitted assigns shall have, and the Seller hereby waives, any rights or claims against each of the Financing Sources and each of the Financing Source’s respective stockholders, partners and members, in connection with this Agreement or the Financing, whether at law or equity, in contract in tort or otherwise. Without limiting the foregoing, the Financing Sources shall be beneficiaries of all limitations on remedies and damages in this Agreement that apply to Buyer hereto and are express third party beneficiaries of this Section 13.20 (which may not be changed without the Financing Sources’ prior written consent).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

SOUTHERN UNION COMPANY

By:
Name:
Title:

PLAZA MISSOURI ACQUISITION, INC.

By:
Name:
Title:

Solely with respect to Section 13.19

THE LACLEDE GROUP, INC.

By:
Name:
Title:

[Signature page to Purchase and Sale Agreement]

HN\942779.13

103796824 v13

EXHIBIT 6.6
FORM OF CONTINUING SERVICES AGREEMENT
THIS CONTINUING SERVICES AGREEMENT (this “Agreement”) is entered into as of [ ˜ ], by and between Southern Union Company, a Delaware corporation (“Seller”), Plaza Missouri Acquisition, Inc., a Missouri corporation (“Buyer I”), and Plaza Massachusetts Acquisition, Inc., a Delaware corporation (“Buyer II” and, together with Buyer I, “Buyers”). Seller and Buyers are referred to collectively as the “Parties” and each individually, as a “Party”.
WHEREAS, as of the date hereof, Seller has sold to Buyer I certain assets relating to the local natural gas distribution utility and other business and operations conducted in the State of Missouri by Seller, pursuant to that certain Purchase and Sale Agreement, dated as of [ ˜ ], 2012, between Seller, Buyer I and The Laclede Group, Inc. (the “Missouri PSA”);
WHEREAS, as of the date hereof, Seller has sold to Buyer II certain assets relating to the local natural gas distribution utility and other business and operations conducted in the Commonwealth of Massachusetts by Seller, pursuant to that certain Purchase and Sale Agreement, dated as of [ ˜ ], 2012, between Seller, Buyer II and The Laclede Group, Inc. (the “Massachusetts PSA” and, together with the Missouri PSA, the “PSAs”); and
WHEREAS, upon the Closing Date, Buyers desire that Seller continue to provide certain services to Buyers with respect to the Combined Business, and Seller has agreed to continue to provide or cause to be provided to Buyers certain services, in each case in accordance with the terms and conditions of this Agreement;
NOW THEREFORE, in consideration of the Parties’ respective covenants, representations, warranties, and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the PSAs. The same rules of construction as set forth under Section 13.7 of the PSA shall apply herein. As used in this Agreement, the following terms have the meanings specified in this Section 1.1:
“Services” means, collectively, the services provided hereunder by Seller to Buyers as described in Section 2.1 hereof.
“Service Schedule” means a schedule in the form of Exhibit A attached hereto or in such other form as may be mutually agreed upon by the Parties that, together with this Agreement, governs the provision of a particular Service or group of related Services by Seller to Buyers.

1.2    In addition, each of the following terms has the meaning specified in the Exhibit or Section set forth opposite such term:
Term                                Reference
Buyer Indemnitee                        Section 8.2
Confidential Information                    Section 6.2(a)
Defaulting Party                        Section 7.1
Disputes                            Section 9.1
Event of Default                        Section 7.1
Force Majeure                            Section 9.4
Losses                                Section 8.1
Non-Defaulting Party                        Section 7.1(a)
Restricted Information                    Section 6.3
Seller Indemnitee                        Section 8.1

ARTICLE II
SERVICES
2.1    Services. From and after the Closing Date and throughout the term of this Agreement, but subject to Section 3.3 hereof, Seller shall provide or cause to be provided to Buyers each of the Services described in any Service Schedule, in each case subject to and upon the terms and conditions set forth in this Agreement and, to the extent not inconsistent herewith, the applicable Service Schedule. In the event of any conflict between the terms and conditions of this Agreement and the Service Schedules, the terms and conditions of this Agreement shall control. The Services shall be limited to those that Seller provides with respect to the Combined Business as of the date hereof. The specific Services to be provided, and the scope thereof, shall be as described in the Service Schedules.
2.2    Standards. Seller shall provide the Services to Buyers in accordance with Good Utility Practices. The Services shall be provided in accordance with the policies, procedures and practices of Seller in effect as of the date hereof pursuant to which, and with the same priority as, Seller performs services of a like nature for itself and its Affiliates. Buyers hereby acknowledge that Seller is not in the business of providing such Services to third parties and that, except as set forth in this Section 2.2, Seller does not otherwise warrant or assume any responsibility for the Services. EXCEPT AS STATED ABOVE, SELLER EXPRESSLY DISCLAIMS (I) ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ADEQUACY OR QUALITY OF THE SERVICES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND (II) ANY WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, DATA, OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYERS BY SELLER OR ANY OF SELLER’S AFFILIATES IN CONNECTION WITH THE SERVICES.
2.3    Subcontracting. Seller may engage one or more subcontractors to perform all or any portion of the Services to the extent, and upon the same terms and conditions, that Seller subcontracts for the provision of such Services to the Combined Business on the date hereof. Seller will promptly advise Buyers of any material disputes or defaults under any such subcontract.
2.4    Limitation of Services. Notwithstanding any other provision of this Agreement, in connection with the performance of its obligations under this Agreement, in no event shall Seller be obligated to acquire additional assets, equipment, rights or properties (including, without limitation computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property) that Seller would not provide, make or acquire in the ordinary course of its business as of the date hereof. Seller shall not be required to perform any Service hereunder that violates or contravenes any applicable Legal Requirement.
ARTICLE III
TERM AND TERMINATION
3.1    Term. This Agreement shall remain in effect for a term commencing on the date hereof and continuing until the date that is [ ˜ ] months following the Closing Date or such earlier date upon which this Agreement is terminated in accordance with Article VII, and thereupon shall terminate except as otherwise provided in Section 3.3.
3.2    Termination. From time to time during the term hereof, Buyers may, upon not less than thirty (30) days prior written notice, advise Seller that the services set out under any particular Service Schedule are no longer required, in which case Seller will discontinue the provision of the service under such Service Schedule in accordance with the timing set out in such notice and, following discontinuation, such service shall no longer be included in the Services.
3.3    Survival. The provisions of Articles IV, VI, VIII, IX and X of this Agreement, and any and all payment obligations with respect to Services performed prior to the termination or expiration of this Agreement, shall survive any termination or expiration of this Agreement.
ARTICLE IV
COMPENSATION AND PAYMENT
4.1    Compensation. In consideration for the provision of the Services, Buyers shall pay to Seller in accordance with Section 4.3 the sum of (a) the direct costs of Seller to provide the applicable Service internally (i.e., hourly rate or annual salary converted to an hourly rate, plus the proportional benefit load and payroll taxes for Seller’s employees, plus any applicable sales tax); plus (b) all third-party costs paid by Seller or any of its Affiliates to any Person (other than Seller or an Affiliate of Seller) to the extent incurred by Seller or such Affiliate in the performance of such Service, without markup of any kind; provided, however, that to limit administrative burden, the Parties may agree in a Service Schedule upon a specified amount of compensation as a reasonable approximation of all or any portion of the foregoing, in which case such specified amount shall control.
4.2    Allocation of Costs. In the event that any internal or third-party costs incurred by Seller in connection with the provision of the Services to Buyers are not solely related to the provision of Services to Buyers, the amount attributable to the provision of the Services to Buyers for purposes of Section 4.1 shall be determined by allocating such costs in accordance with methodologies approved by the MPSC or MDPU, as applicable, or, absent the foregoing, such other allocation methodologies that are generally accepted in the local gas distribution utility industry.
4.3    Invoicing. Seller shall bill Buyers monthly for all charges payable pursuant to Section 4.1 of this Agreement. All such charges shall be invoiced as incurred, except to the extent that a Service Schedule provides for other billing methods. With respect to any third-party costs incurred by Seller that are chargeable to Buyers hereunder, Seller shall deliver to Buyers, with the applicable invoice, reasonable supporting documentation.
4.4    Payment Terms. Payment of all undisputed amounts shall be due thirty (30) days after Buyer’s receipt of an invoice therefor. Payment of an invoice shall not constitute a waiver of any rights. In the event of a dispute regarding any invoiced amount, Buyers will notify Seller in writing of the dispute, and the Parties will cooperate in good faith for the prompt resolution of any such dispute. Any additional amount determined to be validly due and payable hereunder shall be paid promptly following such determination.
4.5    Late Payments. Late payments (which shall not include any invoiced amounts subject to dispute pursuant to Section 4.4) shall bear interest from the date due through and including the date paid, at the “target” federal funds rate reported in the “Money Rates” section of the Eastern Edition of The Wall Street Journal published for such date, plus two percent (2%).
ARTICLE V
COOPERATION
5.1    Good Faith Cooperation. The Parties will cooperate with each other in good faith in all matters relating to the provision and receipt of the Services.
5.2    Representatives. Each Party shall designate (and from time to time may replace) one or more representatives to act for and on behalf of such Party on matters concerning this Agreement generally and one or more representatives to act for and on behalf of such Party on matters concerning each of the Services. Each Party shall promptly notify the other Party in writing of the selection and any subsequent replacements of its representatives.
5.3    Reports. Each Party shall furnish to the other such periodic reports relating to a Service as specified in the Service Schedule relating to such Service.
5.4    Access. Buyers shall permit Seller and its subcontractors, and the employees, agents and representatives of each, reasonable access to facilities, information and data of Buyers, to the extent and at all times reasonably necessary for Seller to perform any of the Services.
ARTICLE VI
DATA AND INFORMATION
6.1    Information Maintained by Seller. Until the expiration or termination of this Agreement, Seller shall maintain all information and data relating to the Services that is required to be maintained under any Service Schedule or by any applicable Legal Requirement or that is otherwise customarily retained in connection with the Services. Seller shall provide Buyers and its representatives with reasonable access thereto during the term hereof. Upon the expiration or termination of this Agreement, Seller shall deliver such information and data to Buyers in such form as Buyers may reasonably request; provided, however, that the conversion of such information or data into any form other than that in which it is maintained by Seller shall be at the sole cost of Buyers.
6.2    Confidential Information.
(a)    As used herein, “Confidential Information” means all information concerning a Party or its Affiliates or any of their respective businesses, assets, products, services, employees, or customers that is designated by such Party as confidential or that is customarily, or legally required to be, protected from public disclosure, regardless of whether such information is provided or obtained orally, in writing or other tangible form, via email or in electronic form, or through visual observation. Notwithstanding the foregoing, Confidential Information shall not include any information that (a) is in the public domain; (b) is or becomes generally available to the public through no action by the non-disclosing Party or by that Party’s representatives; (c) is or becomes available to the non-disclosing Party or that Party’s representatives on a non-confidential basis from a source, other than the disclosing Party or its representatives, which source is not prohibited from disclosing such portions by a contractual, legal or fiduciary obligation; (d) was in the possession of the non-disclosing Party or its representatives prior to disclosure of the same by the disclosing Party or its representatives (with the exception of information concerning the Combined Business that is to be held confidential pursuant to the PSAs); or (e) can be shown by the non-disclosing Party to have been independently developed by it or its representatives without access to any Confidential Information.
(b)    Except with the prior consent of the disclosing Party, and subject to the terms and conditions of the PSAs, each Party must: (i) limit access to the Confidential Information of the disclosing Party to its employees, agents, representatives, subcontractors and consultants who have a need-to-know the information for performance or receipt of the Services; (ii) advise its employees, agents, representatives, subcontractors and consultants having access to such Confidential Information of the confidential nature thereof and of the obligations set forth in this Agreement; and (iii) safeguard such Confidential Information by using at least the same degree of care used by that Party in safeguarding its own similar information or material, but no less than a reasonable degree of care.
(c)    Notwithstanding any other provision of this Agreement, a Party may disclose Confidential Information of the other Party to the extent compelled or required to do so by any applicable Legal Requirement, legal process, or the rules of any securities exchange. In such event, such Party shall give the other Party prompt written notice of such required disclosure and, if so requested, provide reasonable assistance to the other Party (at such other Party’s expense) in opposing or limiting such required disclosure.
(d)    Each Party acknowledges and agrees that any breach of this Section 6.2 would cause the disclosing Party irreparable harm for which monetary damages would be inadequate. Accordingly, without prejudice to any other rights and remedies otherwise available to the Parties, and notwithstanding anything to the contrary in this Agreement, in the event of any breach or threatened breach of this Section 6.2, each Party agrees (on its own behalf and on behalf of its representatives) to the granting of equitable relief, including injunctive relief and specific performance, in favor of the other Parties without the requirement to prove actual damages or to post a bond or other security.
6.3    Personal Information. Each Party agrees to comply with, and to cause each of its respective Affiliates and all of their employees, agents, contractors and subcontractors to comply with, all applicable Legal Requirements governing the collection, accessibility, use, maintenance, disclosure, protection or transmission of Restricted Information regarding any employee, agent, subcontractor, or customer of the other Party or of such other Party’s Affiliates in connection with the provision or receipt of Services under this Agreement. As used herein, “Restricted Information” means any information of a personal or confidential nature regarding any such Person, regardless of how or from whom such information is received, and includes, without limitation, names, addresses, telephone numbers, e-mail addresses, social security numbers, credit card numbers, account information, credit information, demographic information and “protected health information” (as defined in the Health Insurance Portability and Accountability Act of 1996).
ARTICLE VII
DEFAULT
7.1    Default. Each of the following shall constitute an “Event of Default” by a Party (the “Defaulting Party”):
(e)    The failure of the Defaulting Party to pay any amounts owed to the non-defaulting Party (the “Non-Defaulting Party”) under this Agreement within ten (10) days following the due date for such payment (unless any such amounts are subject to dispute pursuant to Section 4.4), and the Defaulting Party has not cured such default within five (5) days following written notice of default from the other Party;
(f)    An act or omission by the Defaulting Party that results in a material breach under this Agreement and the Defaulting Party has failed to either (i) diligently take steps within ten (10) days following written notice of breach from the Non-Defaulting Party to correct such breach, or (ii) the Defaulting Party has failed to correct such breach within thirty (30) days from its receipt of such notice or, provided that the Defaulting Party is diligently pursuing such correction, such longer period as may be reasonably required therefor.
7.2    Rights Upon Default. Notwithstanding any other provision of this Agreement to the contrary, the Non-Defaulting Party shall have the right, upon written notice to the Defaulting Party, to (a) terminate this Agreement and/or any Service Schedule hereunder at any time following an Event of Default by the Defaulting Party and prior to such time as the Defaulting Party has cured such Event of Default; and/or (b) suspend performance under this Agreement until such time as the applicable Event of Default has been cured and the Defaulting Party has satisfied any and all liabilities to the Non-Defaulting Party in respect thereof. The foregoing rights shall not be exclusive and shall be in addition to all other rights and remedies available to the Non-Defaulting Party, at law or in equity.

ARTICLE VIII
INDEMNIFICATION AND LIABILITY

8.1    Indemnification by Buyers. Buyers shall indemnify, defend, and hold harmless Seller and its Affiliates, and their respective officers, employees, agents, and representatives (“Seller Indemnitees”) from and against any and all actual or contingent claims, demands, suits, losses, liabilities, damages, obligations, payments, costs, and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) resulting from or arising out of the provision of Services hereunder, except to the extent such Losses were caused by the willful misconduct or gross negligence of such Seller Indemnitees.
8.2    Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Buyers and their Affiliates, and their respective officers, employees, agents and representatives (each, a “Buyer Indemnitee”) from and against any and all (i) direct Losses resulting from or arising out of the provision of Services (other than those arising out of any third-party claim), to the extent such Losses were caused by the willful misconduct or gross negligence of Seller Indemnitees and (ii) Losses resulting from or arising out of the provision of Services as the result of any third-party claim, to the extent such Losses were caused by the failure of Seller to comply with Section 2.2 hereof.
8.3    Waiver of Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Legal Requirement, no Party will, in any event, be liable to the other Party, either in contract or in tort, for any consequential, incidental, indirect, special, or punitive damages of the other Party, relating to the breach or alleged breach hereof or otherwise. The exclusion of consequential, incidental, indirect, special, and punitive damages as set forth in the preceding sentence does not apply to any such damages sought by non-affiliated third parties in connection with amounts that may be indemnified pursuant to this Article VIII.
8.4    Risk of Loss. Buyers shall bear all risk of loss to any assets acquired in connection with the Combined Business during (and after) the term hereof, and Buyers will have no claim against Seller for damage to or destruction of any such machinery, equipment, tools, parts or inventory, unless the damage or destruction is caused by or results from the gross negligence or willful misconduct of Seller Indemnitees.
ARTICLE IX
DISPUTE RESOLUTION
9.1    Resolution by the Parties. In the event of any claims, disputes or other controversies between the Parties arising out of or relating to this Agreement or any of the Services (collectively, “Disputes”), the Parties may attempt to resolve any such Disputes by negotiation between executives who have authority to settle the Dispute. A Party may give the other Party written notice of a Dispute which has not been resolved in the normal course of business. Such notice shall include: (a) a statement of that Party’s position and a summary of arguments supporting such position, and (b) the name and title of the executive who will be representing that Party and of any other person who will accompany the executive. Within five (5) Business Days after delivery of the notice, the receiving Party shall respond with (i) a statement of that Party’s position and a summary of arguments supporting such position, and (ii) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within ten (10) Business Days after delivery of the summary positions, the executives of both Parties shall meet at a mutually acceptable time and place, and shall meet thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All negotiations pursuant to this clause are to be deemed confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. All applicable statutes of limitation shall be tolled while the procedures specified in this section are pending, and the Parties hereby agree to take any and all actions, if any, reasonably necessary to effectuate such tolling.
9.2    Further Remedies. If a Dispute has not been resolved by negotiation within forty-five (45) days following the disputing Party’s initial notice (or such longer period as the Parties may reasonably agree), or if the other Party has failed to meet for the first time within fifteen (15) Business Days following the initial notice, either Party may pursue whatever other remedies may be available to such Party.
9.3    Injunctive Relief. Notwithstanding any other provision of this Agreement, any Party at any time may seek a preliminary injunction or other preliminary judicial relief if, in its sole judgment, such action is necessary to avoid irreparable damage or harm.
9.4    Force Majeure. In the event of either Party hereto being rendered unable, wholly or in part, by Force Majeure (defined below) to carry out its obligations under this Agreement, other than to make payments then or thereafter due hereunder, it is agreed that the obligations of such Party, so far as they are affected by such Force Majeure, shall be suspended from the commencement and during the continuance of any inability so caused but for no longer period, and such cause shall, as far as possible, be remedied with commercially reasonable and diligent dispatch by the Party claiming such in order to put itself in a position to carry out its obligations under this Agreement. The term “Force Majeure” as employed herein shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, sabotage, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, storm warnings, floods, washouts, hurricanes, arrests and restraints of governments and people, either federal or state, civil or military, civil disturbances, explosions, breakage or accident to equipment or machinery, any legislative, governmental or judicial actions which are resisted in good faith, and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the Party claiming suspension and which by the exercise of due diligence such Party could not have prevented. The Party claiming Force Majeure shall give notice and full particulars of such Force Majeure, including but not limited to the probable duration of the Force Majeure event as well as the termination of such Force Majeure event, in writing to the other Party as soon as practicable after the occurrence of the cause relied on.
It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing Party when such course is inadvisable in the discretion of the Party having the difficulty.

ARTICLE X
MISCELLANEOUS
10.1    Independent Contractor. The relationship between the Parties established under this Agreement is that of independent contractor, and neither Party shall be deemed an employee, agent, partner, or joint venturer of or with the other.
10.2    Entire Agreement. This Agreement, together with the Service Schedules and the PSAs (including the schedules, exhibits and other written documents executed pursuant thereto), constitute the entire agreements between the Parties with respect to the subject matter hereof and thereof and supersede all prior written and oral agreements and understandings with respect to the subject matter hereof. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to supersede or limit in any way any of the rights or obligations of the Parties under the PSAs or any other agreement entered into by the Parties in connection with the PSAs or the consummation of the transactions contemplated thereby. In the event of any conflict between the terms and conditions of this Agreement and the PSAs, the terms and conditions of the PSAs shall govern and control.
10.3    Governing Law. The validity, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
10.4    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
10.5    Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
10.6    Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either Party pursuant to the terms of this Agreement shall be made in accordance with, and in the manner provided by, the provisions for notices in the PSAs.
10.7    Nonassignability. Except as provided in Section 2.3, neither Party may, directly or indirectly, in whole or in part, assign, transfer or otherwise dispose of all or any part of this Agreement, without the other Party’s prior written consent, and any attempted assignment, transfer or disposition without such prior written consent shall be voidable at the option of the other Party. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives and permitted successors and assigns.
10.8    Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any Person other than the Parties any rights or remedies of any nature whatsoever under or by reason of this Agreement.
10.9    Severability. If any term or other provision of this Agreement is determined by a decision by a court of a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.
10.10    Failure Or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach hereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
10.11    Amendment. No change or amendment will be made to this Agreement except by a written instrument signed on behalf of each of the Parties.
10.12    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the Parties have executed this Continuing Services Agreement effective as of the date first set forth above.

SOUTHERN UNION COMPANY
By:

Name:

Title:

PLAZA MISSOURI ACQUISITION, INC.
By:

Name:

Title:

PLAZA MASSACHUSETTS ACQUISITION, INC.
By:

Name:

Title:

[Signature Page to Continuing Services Agreement]

EMPLOYEE AGREEMENT

This EMPLOYEE AGREEMENT (this “Agreement”) is made as of the 14th day of December, 2012, by and between SOUTHERN UNION COMPANY, a Delaware corporation (“Seller”), Plaza Missouri Acquisition, Inc., a Missouri corporation (“Buyer”), and, for purposes of Section 13.19 of the Purchase and Sale Agreement, dated of even date herewith (the “PSA”), to the extent incorporated herein, The Laclede Group, Inc., a Missouri corporation.

W I T N E S S E T H:

WHEREAS, Seller is engaged in the Business;

WHEREAS, Seller and Buyer have entered into the PSA, in which this Agreement is incorporated by reference; and

WHEREAS, Buyer and Seller wish to provide for terms and conditions of (i) the employment of persons who are employed in the Business with Buyer after Closing; and (ii) certain employee benefits in connection with the transactions contemplated by the PSA.

NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    General. Capitalized terms used in this Agreement (including Schedules to this Agreement) not defined herein have the meanings ascribed to them in the PSA. For purposes of this Agreement (including Schedules to this Agreement), the following terms have the meanings set forth below.

“Base Compensation” shall mean an Employee’s base hourly wages or base salary, as applicable.

“COBRA” shall mean the continuation coverage requirements for group health plans under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in IRC Section 4980B and ERISA Sections 601-609.

“Continuation Period” shall mean the one-year period following the Closing Date.

“Employee” shall mean a person who is a full-time or part-time employee of Seller or its Affiliates, whose responsibilities pertain primarily to the Business on the Closing Date, including an employee who is not actively at work on the Closing Date because the employee is on workers’

compensation, on an approved leave of absence (including an approved leave of absence with a legal or contractual right to reinstatement, military leave, maternity leave, or leave under the Family and Medical Leave Act of 1993) or is absent due to vacation, disability, illness or other similar circumstance, except that, subject to the requirements of any Collective Bargaining Agreement, a person who is absent due to, and who is on, long-term disability (each an “LTD Employee”) shall not be deemed to be an “Employee” hereunder where such person is unable to perform the essential functions of his or her job, with or without reasonable accommodation (or otherwise consistent with applicable Legal Requirements). A preliminary list of Employees, as of the date hereof, is set forth in Schedule 1.1.

“For Cause”    shall mean, with respect to any Employee not covered by a Collective Bargaining Agreement, each as determined in Buyer’s sole and absolute discretion (1) the commission by the Transferred Employee of a criminal or other act that causes or is reasonably likely to cause damage to Buyer or injury to the business reputation of Buyer, (2) the commission by the Transferred Employee of an act of fraud, theft or dishonesty in the performance of the Transferred Employee’s duties, (3) the failure or refusal of the Transferred Employee to satisfactorily perform the duties of the Transferred Employee to Buyer, (4) the disregard or violation by the Transferred Employee of the legal rights of any employees of Buyer, (5) the violation of any of Buyer’s employment policies, including any code of conduct, (6) the failure or refusal of the Transferred Employee to commence employment with Buyer immediately following the Closing Date, or for any Transferred Employee on an approved leave of absence the failure or refusal of such Transferred Employee to commence employment with Buyer immediately following the expiration of the approved leave of absence or (7) any other conduct by a Transferred Employee materially detrimental to Buyer’s business. For purposes of clauses (1) through (7) of this definition, references to “Buyer” shall include The Laclede Group, Inc., a Missouri corporation, and its affiliates.

“Former Employee” shall mean a person who was formerly employed by Seller, a former owner of the Business, or an Affiliate of either, whose responsibilities pertained primarily to the Business and who is not an Employee on the Closing Date. A true and complete list of all Former Employees will be delivered to Buyer no later than 60 days after the date of this Agreement.

“Liabilities” shall mean any direct or indirect liability (whether absolute, accrued or unaccrued, fixed or unfixed, choate or inchoate, secured or unsecured, liquidated or unliquidated, matured or unmatured, vested or unvested, known or unknown, contingent or otherwise), indebtedness, obligation, expense, claim, charge, cost, cause of action, deficiency, guarantee or endorsement of or by a party, including those arising under any applicable law or action, under any award of any court, administrative agency, tribunal or arbitrator, and under any contract or undertaking.

“VEBAs” shall mean any voluntary employee benefits association as described in Section 501(c)(9) of the Code that is maintained by Seller or its Affiliates for the benefit of Employees and Former Employees.

“Transferred Employee” shall mean (1) any Employee covered by a Collective Bargaining Agreement who commences employment with Buyer, and (2) any Employee not covered by a Collective Bargaining Agreement who commences employment with Buyer pursuant to Sections 2.3, 2.4 or 4.3.

Section 1.2    Terms Defined Elsewhere. For purposes of this Agreement (including Schedules to this Agreement), the following terms have the meanings set forth in the Sections indicated.

Term                 Section

Absent Employee……………………………………    2.3(a)
Absent Employee’s Start Date………………………    2.3(a)
Agreement         Preamble
Buyer         Preamble
Buyer’s 401(k) Plan        3.2
Buyer Flex Plan        4.5
Hire Date        2.4(a)
LTD Employee        1.1
PSA ………………………….        Preamble
Seller        Preamble
Seller’s 401(k) Plan        3.2
Seller’s Flex Plan…………………………………..        4.5
Seller’s Pension Plan        3.1
Severance Benefits ………………………………… 2.4(b)
WARN Act………………………………………….        7.4(a)

ARTICLE II
EMPLOYEES

Section 2.1    Employee List. Not later than five (5) business days following the execution of the PSA, Seller shall provide to Buyer an updated list, as of the date of the PSA, of Employees originally provided to Buyer in Schedule 1.1, which shall consist not only of the names, but also (to the extent permitted by applicable Legal Requirements) job titles, job locations, Base Compensation, employment status (e.g., active, inactive, on leave), date of hire (and years of credited service under benefit plans if such years of credited service differs from the number of years as would be apparent from the Employee’s date of hire), and union or non-union status. In addition, Seller shall provide to buyer reasonably promptly upon request such information as Buyer may reasonably request with respect to vacation and benefit entitlement and accrual, and all other data required to administer the pension and retiree medical plan, with respect to all Employees and, as applicable, Former Employees. Seller shall provide Buyer with a revised Schedule 1.1, updated as of the Closing Date, within ten (10) days following the Closing Date.

Section 2.2    Collective Bargaining Agreements.

(a)    Effective as of the Closing Date and in accordance with all applicable terms of any Collective Bargaining Agreement, Buyer shall assume and agree to perform all obligations of Seller under the Collective Bargaining Agreements, and Buyer shall be bound by all the terms, provisions and intents of the Collective Bargaining Agreements. Buyer agrees that upon request by Seller, Buyer shall acknowledge in writing (in a form mutually agreeable to Buyer and Seller) to any applicable union representative designated by Seller that Buyer shall assume and be bound by all the terms, provisions and intents of the Collective Bargaining Agreements. Seller agrees that upon request by Buyer, Seller shall take any actions reasonably requested by Buyer to effectuate the assumption of any Collective Bargaining Agreement by Buyer, provided that Buyer shall reimburse Seller for any reasonable additional out-of-pocket costs of Seller with respect thereto.

(b)    Notwithstanding anything herein to the contrary, the parties agree that with respect to any Employee covered by a Collective Bargaining Agreement that the terms of the applicable Collective Bargaining Agreement shall control, including with respect to employment with Buyer, service credit, vacation and welfare benefits. In addition no Employee covered by the Collective Bargaining Agreements shall be eligible for the severance benefits described in Section 2.4 (b) hereof. For the avoidance of doubt, if there is any conflict between the terms of this Agreement and a Collective Bargaining Agreement, the provisions of the Collective Bargaining Agreement shall control, provided, however, that as of the Closing Date, Buyer shall be responsible for all Liabilities in relation to the Employees covered by the Collective Bargaining Agreements.

Section 2.3    Transfer of Employment.

(a)    Immediately upon the Closing Date, Seller shall transfer the employment of all Employees covered by the Collective Bargaining Agreements to Buyer. The employment by Buyer of Employees covered by the Collective Bargaining Agreements shall be governed by the Collective Bargaining Agreements and applicable Legal Requirements. The remaining provisions of this Section 2.3 and Section 2.4 apply only to Employees not covered by the Collective Bargaining Agreements. If reasonably requested by Seller, Buyer shall deliver to all Employees covered by the Collective Bargaining Agreements, in advance of Closing, a letter in a form mutually agreeable to Buyer and Seller confirming such Employee’s commencement of employment with Buyer effective as of 12:01 a.m. on the Closing Date.

(b)    Immediately upon the Closing Date, Seller shall transfer the employment of all Employees not covered by the Collective Bargaining Agreements (including, for the avoidance of doubt, employees who are not actively at work due to short-term disability or other leave of absence) to Buyer and Buyer shall accept such transfer of employment and shall take such actions as may be reasonably necessary to provide for its effectiveness. If reasonably requested by Seller, Buyer shall deliver to all Employees not covered by the Collective Bargaining Agreements, in advance of Closing, a letter in a form mutually agreeable to Buyer and Seller confirming such Employee’s commencement of employment with Buyer effective as of 12:01 a.m. on the Closing Date. The employment by Buyer of Employees not covered by the Collective Bargaining Agreements shall be on terms consistent with Section 2.4(c) herein and shall include for each Employee not covered by the Collective Bargaining

Agreements Base Compensation and benefits that are substantially comparable, in the aggregate, to the Base Compensation and benefits as was in effect for each such Employee immediately prior to the Closing Date.

(c)    Buyer and Seller shall cooperate to facilitate the preparation of Buyer’s employment of the Transferred Employees, consistent with the requirements of this Agreement and the PSA. Buyer shall notify Seller of any Transferred Employee that does not commence employment with Buyer as soon as practicable after the Closing Date.

Section 2.4    Employment of Transferred Employees.

(a)     Buyer shall employ the Transferred Employees as of 12:01 a.m. on the Closing Date. The applicable time described in this Section 2.4 is referred to in this Agreement as the “Hire Date.”

(b)     In the event that during the Continuation Period, (1) the employment of a Transferred Employee is terminated by Buyer, other than For Cause or other than due to such Transferred Employee’s death or disability, or (2) Buyer fails to provide a Transferred Employee with Base Compensation and benefits that are substantially comparable, in the aggregate, to the Base Compensation and benefits as was in effect immediately prior to the Closing Date and such Transferred Employee resigns his or her employment with Buyer within thirty (30) days following such failure, then Buyer shall be responsible for and shall pay to such Transferred Employee, in a lump sum payment, not later than sixty (60) days following the date of the Transferred Employee’s termination of employment, at least the following severance benefit (the “Severance Benefits”): two weeks of the Employee’s Base Compensation at termination of employment (or if greater, the Employee’s Base Compensation in effect immediately prior to the Closing Date) for each full year of service (pro-rated for partial years), measured from the Transferred Employee’s date of hire reflected in Schedule 1.1; provided, however, that in no event shall such Severance Benefit be less than six (6) weeks of such Base Compensation, and further provided that Buyer’s obligation to pay the Severance Benefits shall be subject to the Transferred Employee first executing Buyer’s standard form release of all claims against Buyer and its Affiliates, with such release to include a release of all claims against Seller and its Affiliates. The costs incurred for the Severance Benefits shall be borne exclusively by Buyer.

(c)    During the Continuation Period, Buyer shall provide to the Transferred Employees Base Compensation and benefits that are substantially similar, in the aggregate, to the benefits that were provided to such Transferred Employees by Seller immediately prior to the Closing Date.

Section 2.5    Prior Service Credit. On and after the Closing Date, Buyer shall recognize service for Seller, a former owner of the Business, or an Affiliate of either, to the extent set forth in Schedule 1.1, prior to the Closing Date, for all employee benefit and employment-related purposes other than benefit accrual (except as specifically provided herein) and except to the extent any such recognition would result in a duplication of benefits for the same period of service.

Section 2.6    Vacation. Buyer shall permit each Transferred Employee to carry forward (to the same extent allowed to be carried forward by Seller) and to receive paid time off for all vacation days (including sick days and personal days) accrued prior to the Closing Date. As soon as administratively feasible following execution of the PSA, Seller shall provide to Buyer a list reflecting the paid time off balances standing to the credit of each Transferred Employee as of the date of the PSA. Seller shall provide Buyer with a revised list, updated as of the Closing Date, within ten (10) days following the Closing Date.

ARTICLE III
PENSION, 401(k) AND NONQUALIFIED PLANS

Section 3.1    Pension Plans. Other than the Southern Union Company Retirement Income Plan B (“Seller’s Pension Plan”), Seller has no defined benefit pension plans or other arrangements subject to Title IV of ERISA or Section 412 of the Code that cover the Employee and that are intended to be qualified plans. Effective as of the Closing Date, Buyer shall assume sponsorship of all assets (held in trust), liabilities and obligations under, in connection with or relating to Seller’s Pension Plan, including liability for any contributions due on or after the Closing Date, and including, for the avoidance of doubt all such assets, liabilities and obligations relating to current and former employees who do not become Transferred Employees. For the avoidance of doubt, all such assets shall constitute Assets under the PSA and all such liabilities and obligations shall constitute Assumed Liabilities under the PSA. Seller and Buyer shall take all action necessary and appropriate to establish Buyer, effective as of the Closing Date, as successor to Seller as to all rights, assets (held in trust), duties, liabilities and obligations under or with respect to Seller’s Pension Plan. Buyer shall be responsible for the preparation and filing of any annual reports relating to plan years that include the Closing Date; provided, however, that Seller shall furnish Buyer with such information concerning Seller’s Pension Plan as is necessary to prepare such forms. Seller shall continue to manage Seller’s Pension Plan in a manner that is consistent with past practice, including with respect to investment of assets, subject to fiduciary obligations, until the Closing Date.

Section 3.2    401(k) Plans. Other than the Southern Union Savings Plan, which includes a qualified cash or deferred arrangement under IRC Section 401(k) (“Seller’s 401(k) Plan”), Seller has no defined contribution retirement plan that covers the Employees and that is intended to be a qualified plan. As of the Closing Date, Seller shall vest, to the extent not otherwise vested, the Transferred Employees in their account balances under Seller’s 401(k) Plan and Buyer shall maintain for the Transferred Employees a defined contribution retirement plan including a cash or deferred arrangement under IRC Section 401(k) ("Buyer’s 401(k) Plan"). Upon being furnished by Seller with an IRS determination letter as to the tax qualified status of Seller’s 401(k) Plan, Buyer shall take all reasonable actions necessary to ensure that Buyer’s 401(k) Plan accepts from any Transferred Employee a rollover or direct rollover of all of his or her account balance under Seller’s 401(k) Plan, including his or her loan balances and related loan documentation; provided that a Transferred Employee shall only be permitted to roll over his or her loan balances and related loan documentation if the Transferred Employee makes a rollover or direct rollover of all of his or her account balance under Seller’s 401(k) Plan. Seller shall cause the trustee or recordkeeper of Seller’s 401(k) Plan to transfer to the trustee or recordkeeper of Buyer’s 401(k) Plan any loan documentation for loans to be rolled over or transferred to Buyer’s 401(k) Plan. The Transferred Employees shall not be required to roll over, or otherwise transfer, their account balances under Seller’s 401(k) Plan to Buyer’s 401(k) Plan.

ARTICLE IV
OTHER BENEFITS

Section 4.1    Welfare Benefit Plans. Coverage of all Transferred Employees under each Employee Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA to which Seller or any Affiliate of Seller is a party or by which any of them is bound, shall cease as of the Hire Date, unless sooner terminated in accordance with Seller’s policies or the terms of an Employee Plan. Buyer agrees to offer health insurance benefits to all Transferred Employees effective as of the applicable Hire Date, waiving pre-existing conditions and waiting period restrictions, to the extent able to be waived under Buyer’s plans.

Section 4.2    COBRA. Seller shall provide continuation coverage required under COBRA to all eligible Former Employees and their qualified beneficiaries attributable to a qualifying event (as defined in COBRA) that occurs prior to the Closing Date. Buyer shall be responsible for providing continuation coverage required under COBRA to all eligible Transferred Employees and their qualified beneficiaries attributable to a qualifying event (as defined in COBRA) that occurs on or after the Closing Date.

Section 4.3    Individuals on Disability Leave. Any individual who, as of the Closing Date, is eligible for long-term disability benefits shall be covered under Seller’s long-term disability plan.

Section 4.4    Workers’ Compensation. The parties agree that workers’ compensation benefits for the Transferred Employees will be handled as provided in this Section 4.4. With respect to occurrences on or after the Closing Date, workers’ compensation benefits shall be subject to Buyer’s workers’ compensation policies, programs and plans, and Buyer shall bear sole financial responsibility with respect to such benefits. With respect to occurrences prior to the Closing Date, workers’ compensation benefits shall be subject to Seller’s workers’ compensation policies, programs and plans, and Seller shall have financial responsibility for all expenses.

Section 4.5    Flexible Spending Accounts. As soon as administratively feasible after the Hire Date, Seller shall transfer to a flexible benefits plan that is qualified under Section 125 of the Code and that shall be maintained by Buyer for Transferred Employees as of the Closing Date (the “Buyer Flex Plan”), in cash, any health care and dependent care balances standing to the credit of Transferred Employees under the Southern Union Company Employee Flexible Benefit Plan (“Seller’s Flex Plan”) as of the day immediately preceding the Hire Date, and Buyer shall reimburse Transferred Employees for all eligible health and dependent care expenses submitted on or after the Closing Date. The Buyer Flex Plan shall continue the salary reduction elections made by Transferred Employees as in effect prior to the Closing Date for the remainder of the applicable plan year.

Section 4.6    Post-Retirement Benefit Plans. Effective as of the Closing Date, Buyer shall assume and be responsible for all Liabilities of Seller and its Affiliates to provide post-retirement health, dental and life insurance benefits to any Employee, LTD Employee or Former Employee, whether such benefits are currently being paid or are to be paid in the future. Seller and Buyer shall take all action necessary and appropriate to establish Buyer, effective as of the Closing Date, as successor to Seller as to all rights, assets (held in trust), duties, and Liabilities under or with respect to the VEBAs.

ARTICLE V
LIABILITIES

Except as otherwise provided in this Agreement, Buyer, for itself and its Affiliates, assumes and agrees to pay, perform, fulfill and discharge when due all Liabilities, including litigation costs, with respect to Transferred Employees and Former Employees (or a dependents or beneficiaries thereof) relating to, arising out of or resulting from employment in connection with the Business prior to, on or after the Closing Date.

ARTICLE VI
RECORDS AND INFORMATION

Section 6.1    Records. On or as soon as reasonably practicable after the Closing Date, Seller shall deliver to Buyer, to the extent permitted by applicable Legal Requirements, all personnel files and records in its possession relating to the Transferred Employees (which, for the avoidance of doubt, constitute Assets under the PSA), including active contracts, litigation files, annual reviews, grievances and any other information that is part of the personnel file of a Transferred Employee. Subject to applicable Legal Requirements, from and after the Closing Date, all such files and records shall be the property of Buyer, provided, that Seller may copy such files and records prior to transferring them to Buyer, provided, further, that Seller hereby acknowledges and agrees that such files and records are subject to the provisions of Section 6.1(e) of the PSA. Prior to the Closing Date, subject to applicable Legal Requirements, Seller shall provide Buyer with access to information and records in its possession relating to the Employees in accordance with Section 6.1(c) of the PSA.

Section 6.2    Access to Information. From and after the Closing Date, Buyer shall provide Seller access and duplicating rights to the personnel files and records in the possession or control of Buyer, insofar as such access is reasonably related to a legitimate business purpose, subject to applicable Legal Requirements in accordance with Section 6.2(b) of the PSA.

Section 6.3    Confidentiality. In addition to satisfying confidentiality requirements under the PSA, Buyer shall preserve the confidentiality, in accordance with all applicable Legal Requirements, of all information contained in the personnel files and records obtained from Seller pursuant to this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1    Cooperative Actions. Seller and Buyer acknowledge and agree that all of the covenants and agreements under the PSA relating to cooperation in connection with the implementation of the transactions contemplated by the PSA and this Agreement, including those set forth in Section 6.3(c), are applicable to this Agreement.

Section 7.2    Parties in Interest. No provision of this Agreement shall confer upon any person, other than the parties hereto, their Affiliates, successors and permitted assigns, any rights or remedies hereunder, including any rights or remedies with respect to the employment, compensation, benefits or other terms and conditions of employment of any person. Without limiting the foregoing, (a) nothing in this Agreement is intended to or shall create for or grant to any third party (including without limitation to any former, current or future employees or officers of any party, any Affiliate or any labor union) any rights whatsoever, as a third party beneficiary or otherwise; (b) no third party is entitled to rely on any of the representations, warranties, covenants or agreements contained in the PSA or this Agreement; and (c) no party hereto shall incur any liability or obligation to any third party because of any reliance by such third party on any representation, warranty, covenant or agreement in the PSA or this Agreement.

Section 7.3    Employee Plan Amendments. No provision of this Agreement is intended to or shall be construed to amend, modify or create any Employee Plan.

Section 7.4    WARN Act.

(a) On or before the Closing Date, Seller shall provide a list of the name and site of employment of any and all employees of Seller who have experienced, or who will experience, an employment loss or layoff (as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local law requiring notice to employees in the event of a plant closing or mass layoff (the “WARN Act”)) within ninety (90) days prior to the Closing Date. Seller shall update this list up to and including the Closing Date.

(b) With respect to Seller’s employees that are not Transferred Employees, Seller will have full responsibility under the WARN Act caused by any action prior to, on and after the Closing Date. With respect to the Transferred Employees, Seller will have full responsibility under the WARN Act caused solely by any action prior to or on the Closing Date. With respect to the Transferred Employees, Buyer will have full responsibility under the WARN Act caused by any action after the Closing Date.

Section 7.5    Withholding Taxes. Seller hereby acknowledges that, for FICA and FUTA tax purposes, Buyer qualifies as a successor employer with respect to the Transferred Employees. In connection with the foregoing, the parties agree to follow the “Alternative Procedures” set forth in Section 5 of Revenue Procedure 2004-53, 2004-2 C.B. 320. In connection with the application of the “Alternative Procedures,” (i) Seller and Buyer each shall report on a predecessor-successor basis as set forth in such Revenue Procedure, (ii) provided that Seller provides to Buyer all necessary payroll records for the calendar year that includes the Closing Date, Seller shall be relieved from furnishing Forms W-2 to employees of Seller that become employees of Buyer, and (iii) provided that Seller provides to Buyer all necessary payroll records for the calendar year that includes the Closing Date, Buyer shall assume the obligations of Seller to furnish such Forms W-2 to such employees for the full calendar year in which the Closing occurs.

Section 7.6    General Provisions. The provisions of Article XIII of the PSA shall apply equally to this Agreement to the extent applicable.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

SOUTHERN UNION COMPANY

By:________________________________
Name:______________________________
Title:_______________________________

PLAZA MISSOURI ACQUISITION, INC.

By:_________________________________
Name:______________________________
Title:_______________________________

Solely with respect to Section 13.19 of the PSA

THE LACLEDE GROUP, INC.

By:_________________________________
Name:______________________________
Title:_______________________________

[Signature page to Employee Agreement]

LIST OF SCHEDULES

Schedule 1.1	Employees